Exhibit 2.1

ASSET PURCHASE AGREEMENT

PREAMBLE

This Asset Purchase Agreement (the “Agreement” or “APA”) is entered this 1st day of September, 2026 (the “Execution Date”), by and among (i) cbdMD, Inc., a North Carolina corporation (the “Buyer”), with its principal office at 2101 Westinghouse Blvd., Suite A, Charlotte, NC 28273; (ii) To Be Brands, LLC, a North Carolina limited liability company and wholly owned subsidiary of the Buyer (the “Acquisition Sub”); (iii) Twinlab Consolidated Holdings, Inc., a Nevada corporation (“Twinlab”), acting through and on behalf of its wholly direct and indirect owned subsidiaries that are Assignors (as defined herein), with its principal office at 304 Indian Trace #438, Weston, FL 33326-2996; (iv) the undersigned entities set forth on the signature page hereto, which are direct and indirect wholly owned subsidiaries of Twinlab (each, an “Assignor” and collectively, the “Assignors”); (v) Philip J. Von Kahle, the assignee (the “Assignee” or the “Seller”), not individually but solely in his capacity as the duly appointed assignee for the benefit of creditors of each of the Assignors, acting pursuant to those certain General Assignments for the Benefit of Creditors of the Assignors each dated August 21, 2026 (collectively, the “General Assignment”), with his office at Michael Moecker & Associates, Inc., 1885 Marina Mile Blvd., Suite 103, Fort Lauderdale, FL 33315; (vi) Akretive Holdings, LLC, a New York limited liability company, with its principal office at P.O. Box 1447, Franklin, TN 37065 (the “Secured Creditor”) (the Buyer, Acquisition Sub, Twinlab, the Assignors, the Assignee, and the Secured Creditor are each referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Assignors are direct and indirect wholly owned subsidiaries of Twinlab and are engaged in the business of marketing, distributing, and direct-to-consumer retailing of branded nutritional supplements and other natural products sold to and through domestic health and natural food stores, mass market retailers, specialty store retailers, online retailers, and websites (the “Business”);

WHEREAS, Twinlab is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is delinquent with its reports under the Exchange Act;

WHEREAS, on or about August 21, 2026, the Assignors executed the General Assignment in favor of the Assignee, pursuant to which the Assignors transferred, assigned, and conveyed to the Assignee all of the Assignors’ rights, titles, and interests in and to substantially all of the Assignors’ assets, in trust, for the benefit of the Assignors’ creditors (the “ABC”), in accordance with applicable state law, including Florida Statutes Chapter 727 (the “ABC Statute”);

WHEREAS, as a result of the General Assignment, the Assignee holds legal title to the assets of the Assignors and is authorized and empowered to manage, administer, liquidate, and dispose of such assets for the benefit of the Assignors’ creditors;

WHEREAS, in accordance with his duties and obligations as Assignee under the General Assignment, and the ABC Statute, the Assignee has determined, with the approval and consent of the Secured Creditor, that the transaction contemplated by this Agreement is in the best interest of the Assignors’ creditors, and has agreed to sell certain assets to Buyer, and Buyer wishes to purchase from the Assignee certain assets with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Buyer is a corporation organized and existing under the laws of the State of North Carolina and is a reporting company under the Exchange Act, with its common stock listed on the NYSE American national securities exchange and the Acquisition Sub is a wholly owned subsidiary of the Buyer;

WHEREAS, the Buyer and Acquisition Sub desire to purchase and acquire from the Assignee, and the Assignee desires to sell, assign, transfer, and convey to the Acquisition Sub, the Acquired Assets (as defined below), subject to the terms and conditions set forth herein;

WHEREAS, all rights to receive consideration payable by the Buyer hereunder shall be delivered to the Assignee for the benefit of the creditors of the Assignors in accordance with the General Assignment and applicable Law;

WHEREAS, the Parties contemplate that the transaction contemplated hereby may be consummated either: (1) as a private sale to Buyer subject to the approval of a court of competent jurisdiction (the “ABC Court”); or (2) in the event the Assignee receives a higher and better offer, or if the ABC Court orders an auction process, subject to approval of the ABC Court, as a stalking horse transaction subject to higher and better offers and subject to the stalking horse protections and bidding procedures set forth in Article VIII hereof;

WHEREAS, in the event of a public auction, rather than by private sale, the Buyer would be acting as the stalking horse purchaser in a proposed assignment for the benefit of creditors sale process (the “ABC Process”) and has induced and initiated the sale process by committing substantial time, expense, diligence resources, financing support, and transaction certainty for the benefit of the ABC estate;

WHEREAS, the Buyer, through its commitment and expenditure of significant resources, has created the market for the Acquired Assets, stabilized the ABC Process, and prevented the deterioration and potential liquidation collapse of the Business and assets;

WHEREAS, the Parties acknowledge that, absent relief from the debts owed by the Assignors to the Secured Creditor, the Business faces imminent risks of working capital shortfalls, key asset foreclosures, and public company regulatory non-compliance, and that in the event that this sale is conducted by public auction, rather than by private sale, adherence to sale, auction, and closing milestones, is critical to preserving and maximizing the value of the Acquired Assets for the benefit of the ABC estate and all creditors;

WHEREAS, the Parties agree that in the event of public auction, rather than by private sale, that the stalking horse protections contained herein are reasonable, market-based, necessary to induce the bid, negotiated at arm’s length, and designed to enhance rather than suppress the value realized by the ABC estate and its creditors;

WHEREAS, the Parties desire to set forth the terms and conditions upon which the foregoing transactions shall be consummated, including the representations, warranties, covenants, and conditions applicable to each Party;

WHEREAS, the Buyer acknowledges and agrees that it has conducted its own independent investigation, review, and due diligence with respect to the Business, the Acquired Assets, and the transactions contemplated by this Agreement, and that in doing so the Buyer has relied solely upon documents and information provided by Twinlab and the Assignors and upon the Buyer’s own independent investigation, and has not relied upon any documents, information, statements, or representations provided or made by the Assignee or his Representatives;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.1      Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Assignment Date” means August 21, 2026.

“ABC Court” means the circuit court of Broward County, Florida (Complex Business Division), or such other court of competent jurisdiction as may be overseeing or approving the ABC or any sale of the Acquired Assets.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and “controlled” has a correlative meaning.

“Agreement” or “APA” has the meaning set forth in the Preamble.

“Alternative Transaction” means any sale, transfer, assignment, merger, consolidation, reorganization, equity issuance, debt transaction, recapitalization, joint venture, licensing, or other disposition, directly or indirectly, in a single transaction or series of related transactions, involving all or any material portion of the Acquired Assets or the Business, to or with any Person other than the Buyer or its designated Affiliates.

“Auction” means any competitive bidding and auction process conducted by or on behalf of the Assignee, subject to the ABC Statute and any order of the ABC Court, to solicit and consider Qualified Competing Bids for the Acquired Assets.

“Bill of Sale” means the Bill of Sale, substantially in the form attached hereto as Exhibit A, to be executed by the Assignee and delivered to the Buyer at the Closing.

“Books and Records” means all books, files, records, ledgers, documentation, and other written, electronic, or graphic materials (including all accounting records, maintenance and production records, business plans, marketing materials, personnel records, and similar documents) primarily relating to the Business or the Acquired Assets, in whatever form maintained, whether hard copy, electronic, or otherwise.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Buyer Common Stock” means shares of common stock, par value $0.001 per share, of the Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by the Buyer to the Assignee and Twinlab concurrently with the execution of this Agreement, as the same may be updated as expressly permitted herein.

“Claim” means investigation, judgment, order, decree, damage, loss, liability, fine, penalty, or expense (including reasonable attorneys’ fees and costs).

“Closing Date” means the date on which the Closing actually occurs, as determined in accordance with Section 7.1.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, purchase order, sales order, instrument, note, mortgage, indenture, bond, commitment, undertaking, arrangement, or other legally binding obligation, whether written or oral, including all amendments, supplements, and modifications thereto.

“Disclosure Schedules” means, collectively, the Seller Disclosure Schedules and Buyer Disclosure Schedule.

“Encumbrance” means any lien, pledge, security interest, charge, mortgage, deed of trust, encumbrance, interest, restriction on transfer, option, right of first refusal, preemptive right, claim, easement, covenant, condition, encroachment, or other burden or restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law, or otherwise.

“Environmental Law” means any Law relating to pollution, protection of the environment, human health and safety (to the extent related to exposure to hazardous materials), or the handling, use, treatment, storage, disposal, discharge, release, or threatened release of hazardous materials.

“ESIGN Act” means the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. §§ 7001 et seq.

“Exchange Act” has the meaning set forth in the Recitals.

“Final Order” means an order, decree, or judgment of the ABC Court that has not been reversed, vacated, modified, or stayed and for which the time to appeal, seek review, rehearing, reconsideration, or certiorari has expired without an appeal or other application for review having been filed.

“Fundamental Representations” means: (a) with respect to the Buyer, the representations and warranties set forth in Section 5.2(a) (Organization and Good Standing), Section 5.2(b) (Authorization and Enforceability), and Section 5.2(d) (Capitalization; Valid Issuance) and (b) with respect to Twinlab and the Assignors, the representations and warranties set forth in Section 5.3(a) (Organization and Good Standing), Section 5.3(b) (Authorization and Enforceability), Section 5.3(c) (No Conflicts; Consents), and Section 5.3(d) (Title to Assets; Sufficiency). For the avoidance of doubt, the Assignee makes no representations or warranties of any kind under this Agreement, and no provision of this Agreement shall be construed as imposing any representation or warranty obligation on the Assignee.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign, or other government, or any governmental, regulatory, or administrative authority, agency, department, bureau, board, commission, or instrumentality thereof, or any court, tribunal, or judicial or arbitral body, or any self-regulatory organization.

“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations for borrowed money (including principal, accrued interest, prepayment penalties, and premiums); (b) all obligations evidenced by notes, bonds, debentures, or similar instruments; (c) all obligations under capital leases; (d) all obligations in respect of letters of credit, bankers’ acceptances, or similar instruments, to the extent drawn; (e) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); and (f) all guarantees of any of the foregoing.

“Intellectual Property” means all intellectual property rights of any kind throughout the world, including all: (a) patents, patent applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, utility models, and design patents and registrations, together with all inventions, invention disclosures, and improvements thereto (collectively “Patents”); (b) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, and internet domain names, including all registrations and applications for registration thereof, together with all goodwill associated therewith (collectively “Trademarks”); (c) copyrights and copyrightable works (including computer software), including all registrations and applications for registration thereof (collectively “Copyrights”); (d) trade secrets, know-how, proprietary processes, formulae, models, methodologies, and confidential business information (collectively “Trade Secrets”); and (e) all other intellectual property or proprietary rights.

“IP Assignment Agreement” means the Intellectual Property Assignment Agreement, substantially in the form attached hereto as Exhibit B, to be executed by the Assignee and delivered to the Buyer at the Closing.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, or order of any Governmental Authority.

“Losses” means any and all losses, damages, liabilities, fines, penalties, judgments, settlements, awards, costs, and expenses (including reasonable attorneys’ fees and costs of investigation and enforcement), but excluding, in the case of claims by the Buyer, any special, punitive, or exemplary damages (other than to the extent actually paid to a third party).

“Material Adverse Effect” means any change, event, effect, occurrence, development, or circumstance that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of the Acquired Assets, taken as a whole; or (b) would reasonably be expected to prevent, materially delay, or materially impede the ability of the Assignee, Twinlab, or the Assignors to consummate the transactions contemplated by this Agreement; provided, however, that none of the following, individually or in the aggregate, shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates; (ii) changes in general legal, tax, regulatory, political, or business conditions that, in each case, generally affect the industry in which the Business operates; (iii) changes in GAAP or applicable Law; (iv) any natural disaster, epidemic, pandemic, act of God, act of terrorism, armed hostilities, sabotage, war, or any escalation or worsening thereof; (v) the execution, announcement, or pendency of this Agreement or the transactions contemplated hereby, including the impact or loss thereof on the relationships of the Business with employees, customers, suppliers, or partners; (vi) any effect arising from or related to the ABC or the General Assignment; or (vii) any action required to be taken pursuant to this Agreement; except, in the case of clauses (i) through (iv), to the extent that such changes, events, effects, occurrences, developments, or circumstances have a materially disproportionate effect on the Acquired Assets relative to other participants in the industry in which the Business operates.

“MNPI” means material non-public information, as such term is understood under the Securities Laws, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder.

“Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, or award of any Governmental Authority.

“Permits” means all permits, licenses, approvals, consents, franchises, registrations, accreditations, authorizations, and similar rights issued by or obtained from any Governmental Authority.

“Permitted Encumbrances” means: (a) statutory liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, warehousemen’s, and other similar liens arising or incurred in the ordinary course of business and not yet due and payable or being contested in good faith; (c) zoning, entitlement, conservation restrictions, and other land use and environmental regulations by any Governmental Authority that do not materially interfere with the present use of the affected property; (d) easements, covenants, conditions, restrictions, and other similar matters of record that do not, individually or in the aggregate, materially affect the value of or materially impair the present use of the Acquired Assets; (e) liens and other encumbrances set forth on Schedule 5.3(d); and (f) the Senior Secured Promissory Note and Senior Security Agreement.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, estate, joint venture, unincorporated organization, or other entity or body, including any Governmental Authority.

“Privacy Laws” means all applicable international, national, federal, state, provincial, local, and other Laws governing the privacy, security, collection, use, processing, storage, disclosure, transfer, retention, or disposal of personal information, including Laws relating to data protection, marketing communications, electronic communications, information security, and security breach notification.

“Property” means any real, personal, tangible, or intangible property or asset, whether owned, leased, or licensed.

“Representatives” shall mean each Party’s respective officers, directors, employees, agents, advisors, counsel, accountants, and other representatives.

“Sale Hearing” means any hearing before the ABC Court (if applicable) to consider approval of the sale of the Acquired Assets to the Buyer or to a Qualified Competing Bidder.

“Sale Order” means an order of the ABC Court (if applicable), in form and substance reasonably satisfactory to the Buyer and the Assignee, approving the sale of the Acquired Assets to the Buyer (or, if applicable, to a Qualified Competing Bidder), which order shall contain the findings and provisions described in Section 8.9.

“Sale Procedures Order” means an order of the ABC Court approving the sale procedures.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” Laws.

“Seller Disclosure Schedules” means the disclosure schedule delivered by Twinlab and the Assignors to the Buyer concurrently with the execution of this Agreement, as the same may be updated as expressly permitted herein.

“Superior Proposal” means a bona fide written proposal, offer, or bid for an Alternative Transaction (with all references to “Buyer” in the definition of Alternative Transaction deemed to be replaced with the Person making such proposal) that the Assignee, after consultation with its counsel, financial advisors and the Secured Creditor, reasonably determines in good faith (after taking into account all legal, financial, regulatory, and other aspects of such proposal and the Person making such proposal, and the terms of this Agreement, including the Breakup Fee and Expense Reimbursement) is more favorable, from a financial point of view and with respect to execution certainty and timing, to the ABC estate and its creditors than the transactions contemplated by this Agreement.

“Tax” or “Taxes” means all federal, state, local, or foreign income, gross receipts, capital gains, franchise, profits, windfall profits, environmental, excise, customs, duties, use, occupancy, property, sales, value added, payroll, employment, social security, unemployment, disability, stamp, registration, and other taxes, charges, fees, levies, or other assessments, together with any interest, penalties, or additions thereto.

“Tax Return” means any return, declaration, report, election, estimate, information return, statement, claim for refund, or other document filed or required to be filed with any Governmental Authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trading Day” means any day of the week on which NYSE American is open for trading.

“Transaction Documents” means this Agreement, the Bill of Sale, the IP Assignment Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement, the Officer’s Certificate, and all other agreements, instruments, certificates, and documents to be executed and delivered in connection with this Agreement or the transactions contemplated hereby.

“Transition Services Agreement” means a Transition Services Agreement, substantially in the form attached hereto as Exhibit C, pursuant to which Twinlab and/or the Assignors shall provide certain transition services to the Buyer and/or Acquisition Sub following the Closing.

“Winning Bidder” means the Person submitting the Winning Bid pursuant to Section 8.5(c).

Any term used in this Agreement that is not defined in this Section 1.1 shall have the meaning ascribed to such term elsewhere in this Agreement.

Section 1.2       Interpretation. Unless the context otherwise requires:

a.    Gender and Number: The words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.” The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Pronouns shall be deemed to include the masculine, feminine, and neuter and vice versa.

b.    Headings: The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

c.    References: References to Articles, Sections, Exhibits, and Schedules are to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise specified. The words “hereof,” “herein,” “hereby,” “hereunder,” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

d.    Law: References to any Law shall be deemed to include such Law as amended, modified, codified, replaced, or reenacted from time to time, and all rules and regulations promulgated thereunder.

e.    Accounting Terms: All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

f.    Time Periods: When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

g.    Drafting: The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1      Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Assignee shall sell and assign to the Acquisition Sub, and the Buyer shall purchase, acquire, and accept (and direct the title transfer to the Acquisition Sub) from the Assignee, “as is, where is,” with no representations or warranties of any kind, either express or implied, subject to the approval of the ABC Court, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Assignee’s right, title, and interest in and to the following assets, other than the Excluded Assets (collectively, the “Acquired Assets”):

a.    Intellectual Property: All Intellectual Property owned, leased, licensed, or used by the Assignors in connection with the Business, as listed on Schedule 2.1(a), together with all rights to sue, recover damages, and obtain injunctive or other relief for past, present, and future infringement, misappropriation, dilution, or other violation thereof.

b.    Contracts: All Contracts listed on Schedule 2.1(b), including all customer contracts, supplier agreements, distribution agreements, license agreements, real property leases, equipment leases, non-disclosure agreements, and other executory Contracts to which any Assignor is a party and which the Buyer elects to have assigned to it (the “Assigned Contracts”), together with all rights, claims, and benefits arising thereunder, subject to Section 2.4 and Section 7.8.

c.    Permits: All Permits of the Assignors primarily relating to the operation of the Business and the Acquired Assets, to the extent transferable, as listed on Schedule 2.1(c).

d.    Tangible Personal Property: All machinery, equipment, furniture, fixtures, computers, hardware, vehicles, tools, leasehold improvements, and other tangible personal property primarily used in the Business, as listed on Schedule 2.1(d).

e.    Inventory: All raw materials, work-in-process, finished goods, component parts, packaging materials, supplies, prepaid inventory, inventory deposits, and other inventory owned by the Assignors and used or held for use in the Business, as listed on Schedule 2.1(e) (the “Inventory”).

f.     Accounts Receivable: All accounts receivable, notes receivable, trade receivables, and other amounts owed to the Assignors relating to the Business, including any security or collateral therefor and any rights of setoff, as listed on Schedule 2.1(f) (the “Accounts Receivable”).

g.    Books and Records: All Books and Records, other than Excluded Assets, including customer and supplier lists, pricing and cost information, business plans, marketing and sales materials, and other records primarily related to the Business or the Acquired Assets, wherever located.

h.    Goodwill: All goodwill and going concern value associated with the Business as long as such goodwill is related to the Acquired Assets.

i.      Third Party Warranties and Claims: All warranties, rights, claims, credits, causes of action, and rights of recovery against third parties (including vendors, suppliers, and licensors) with respect to the Acquired Assets or the Assumed Liabilities, including any rights to insurance proceeds to the extent related thereto.

j.      Prepaid Items: All prepaid expenses, deposits, advances, and similar items relating primarily to the Business (other than those related to Excluded Assets), as listed on Schedule 2.1(j).

k.    Telephone Numbers, Websites, and Social Media: All telephone numbers, email addresses, internet domain names, URLs, and social media accounts used in the Business, as listed on Schedule 2.1(k).

l.     Cash and Cash Equivalents: All cash and cash equivalents on hand or on deposit in any bank or similar accounts of the Assignors or the Assignee, and all short-term investments, to the extent such amounts exceed the reasonable fees and expenses of the Assignee and his professionals approved by the ABC Court either before or after the Closing (the “Excluded Cash Amount”), provided, however, that such Cash and Cash Equivalents may not be known with specificity on the Closing Date and accordingly shall not be transferred to the Buyer until after the final payment to the Assignee and his professionals of fee and expenses in the ABC case.

m.   Stock in Subsidiaries: All of the issued and outstanding equity interests of the following subsidiaries and indirect subsidiaries of Twinlab: (i) Reserve Life Organics, LLC; (ii) Innovitamin Organics, LLC; (iii) Resvitale, LLC; and (iv) ISI Brands Inc., as more particularly described on Schedule 2.1(m).

n.    [Reserved.]

o.    Other Assets: All other properties, rights, and assets of the Assignors as listed on Schedule 2.1(o).

Section 2.2     Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets, properties, and rights of the Assignee (collectively, the “Excluded Assets”) are excluded from the Acquired Assets and shall remain the property of the Assignee for the benefit of the Assignors’ creditors:

a.    Cash and Cash Equivalents: All cash and cash equivalents on hand or on deposit in any bank or similar accounts and all short-term investments of the Assignors or the Assignee, equal to the Excluded Cash Amount; which sum shall be retained by the Assignee for the benefit of the assignment estates.

b.    Tax Assets: All Tax refunds, Tax credits, net operating losses, and other Tax attributes of the Assignors, together with any related rights to receive refunds or credits of Taxes paid prior to the Closing Date.

c.    Employee Plans: Any and all employee benefit plans, programs, policies, and arrangements of the Assignors, and all assets related thereto.

d.    Corporate Records: All organizational documents, minute books, stock ledgers, Tax records, and other corporate records of Twinlab and the Assignors that do not primarily relate to the Business or the Acquired Assets, except that Buyer shall be entitled to obtain copies from Twinlab and the Assignors to the extent necessary for the continued operation of the Business.

e.    Excluded Contracts: Any Contract that is not listed as an Assigned Contract on Schedule 2.1(b), and any Assigned Contract that is elected by the Buyer to be excluded pursuant to Section 2.4 or that cannot be assigned to the Buyer pursuant to Section 2.4.

f.     Retained Claims and Causes of Action: Any and all claims and causes of action of the Assignors, the Assignee, or the assignment estates, of any kind or nature whatsoever, whether known or unknown, whether arising before, on, or after the Assignment Date, and whether arising at law or in equity, and any proceeds thereof, including (i) any and all claims and causes of action that may be asserted by the Assignee under the ABC Statute, Chapter 726, Florida Statutes, or similar state Law, including claims and causes of action to avoid and recover fraudulent or avoidable transfers, conveyances, or liens, or other avoidance actions; (ii) any and all tort claims and commercial tort claims; (iii) any and all negligence claims; (iv) any and all fraud claims; (v) any and all breach of fiduciary duty claims; and (vi) any and all rights or proceeds under any insurance policies (other than rights and proceeds under any insurance policy expressly assigned to the Buyer by mutual written agreement of the Parties and identified on Schedule 2.2(g)); provided, however, that the foregoing exclusion shall not apply to (x) warranties, rights, claims, credits, causes of action, and rights of recovery against third parties to the extent with respect to the Intellectual Property, Tangible Personal Property, Inventory, Accounts Receivable, Prepaid Items, or the Assigned Contracts; provided further, that clause (x) shall not apply to, and the Acquired Assets shall in no event include, any claim or cause of action described in clauses (i) through (vi) above, including without limitation any avoidance claim or avoidance action against any account debtor, obligor, or other counterparty with respect to any of the Accounts Receivable or any other Acquired Asset, all of which shall remain Excluded Assets in all events. For the avoidance of doubt, the Excluded Assets shall include any and all directors and officers liability insurance policies and all rights, claims and causes of action against current or former directors or officers of the Assignors.

g.    Insurance Policies: All insurance policies of the Assignors and all rights thereunder, except to the extent expressly assigned to the Buyer by mutual written agreement of the Parties and identified on Schedule 2.2(g).

h.    Excluded Intellectual Property: Any Intellectual Property identified on Schedule 2.2(h) as excluded from the sale.

i.      Excluded Claims: Any Claims of the Assignors or the Assignee against the Buyer, its Affiliates, or their respective officers, directors, employees, or agents, whether arising under this Agreement or otherwise.

j.      Other Excluded Assets: Any other assets, properties, or rights listed on Schedule 2.2(j).

Section 2.3      [Reserved.]

Section 2.4      Non-Assignable Assets; Further Assurance.

a.    Non-Assignable Assets: Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any asset (including any Contract or Permit) that is not assignable or transferable without the consent of any counterparty or Governmental Authority, or in violation of applicable Law.

b.    Assistance in Securing Consents: Twinlab and the Assignors, but not the Assignee, shall use commercially reasonable efforts (without any obligation to pay money or assume obligations not otherwise provided for in this Agreement) to obtain any consents, waivers, approvals, or authorizations necessary to assign or transfer to the Buyer any such asset that the Buyer has elected to acquire, including those required under Assigned Contracts, and to resolve any objections based on anti-assignment, anti-assumption, or similar provisions, subject to the executory contract framework set forth in Section 7.8.

c.    Alternative Arrangements: If any such consent is not obtained prior to the Closing Date, or if an attempted assignment or transfer would be ineffective or would materially impair the rights of the Buyer, then Twinlab and the Assignors shall cooperate in good faith to implement any lawful and commercially reasonable arrangement (including subcontracting, sublicensing, or enforcement of the Assignors’ rights for the benefit of the Buyer) whereby the Buyer would obtain the economic benefits and bear the economic burdens of such asset as if it had been assigned or transferred to the Buyer.

d.    Post-Closing Assignment: Upon obtaining such consent or waiver following the Closing, such asset shall automatically be deemed to constitute an Acquired Asset and shall be promptly assigned and transferred to the Buyer, and, to the extent such asset is a Contract, shall be deemed an Assigned Contract for all purposes hereunder.

Section 2.5      Wrong Pockets; Further Conveyances.

a.    Wrong Pockets: If, following the Closing, either Party discovers that any asset intended to be an Acquired Asset was not transferred to the Buyer at Closing, or that any asset intended to be an Excluded Asset was transferred to the Buyer at Closing, then: (i) the Party in possession of such asset shall promptly notify the other Party; and (ii) the Parties shall cooperate in good faith and execute such further instruments of conveyance, assignment, and transfer and take such other actions as may be reasonably necessary to transfer such asset to the intended owner, without additional consideration (it being understood that any such transfer is part of the transactions contemplated by this Agreement).

b.    Further Conveyances: From time to time after the Closing, without further consideration, each Party shall execute and deliver, or cause to be executed and delivered, such additional instruments and take such further actions as may be reasonably necessary to: (i) carry out the purposes and intent of this Agreement; and (ii) vest fully in the Buyer all rights, title, and interests in and to the Acquired Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 2.6      Delivery of Acquired Assets. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, Twinlab and the Assignors, and not the Assignee, shall be solely responsible for the delivery of any of the Acquired Assets to the Buyer, including the physical delivery, transfer of possession, and making available of all tangible and intangible Acquired Assets, wherever located. The Assignee shall have no duty, obligation, responsibility, or liability of any kind with respect to the delivery of, or any failure to deliver, any Acquired Assets.

Section 2.7      Court Approval; Higher and Better Offers. Notwithstanding anything to the contrary contained in this Agreement, this Agreement and the sale of the Acquired Assets to the Buyer are expressly subject to (a) the approval of the ABC Court, including entry of the Sale Order and the Sale Order becoming a Final Order (unless waived by Buyer in its sole discretion), and (b) any higher and better offers for the Acquired Assets received in connection with any Auction or other competitive sale process conducted in accordance with Article VIII or as otherwise ordered by the ABC Court. Nothing in this Agreement shall obligate the Assignee to consummate the sale of the Acquired Assets to the Buyer if the ABC Court does not approve the sale, or if the Assignee, in the exercise of his fiduciary duties and in accordance with Article VIII, accepts a higher and better offer from another bidder. In either such event, the Assignee shall have no liability to the Buyer, and the Buyer’s sole and exclusive remedies shall be those expressly set forth in Article VIII (including any Breakup Fee and Expense Reimbursement, to the extent provided therein).

ARTICLE III

ASSUMPTION AND EXCLUSION OF LIABILITIES

Section 3.1      Assumption of Specified Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Acquisition Sub shall assume and agree to pay, perform, and discharge only the following liabilities and obligations of the Assignors (collectively, the “Assumed Liabilities”), and no others:

a.    Post-Closing Obligations under Assigned Contracts: All liabilities and obligations arising from and after the Closing Date under the Assigned Contracts that are expressly listed on Schedule 2.1(b), but only to the extent (A) such liabilities and obligations do not relate to any breach, default, or violation by any Assignor occurring prior to the Closing Date, and (B) such liabilities and obligations are not Excluded Liabilities.

b.    Certain Trade Payables: Those trade payables and accrued expenses of the Business that are specifically listed on Schedule 3.1(b), but only to the extent such payables and expenses arise in the ordinary course of business and are not past due more than 120 days as of the Closing Date, unless expressly agreed by the Buyer in writing.

c.    Customer Obligations: All obligations to customers of the Business to provide products or services after the Closing pursuant to Assigned Contracts, in each case only to the extent reflected in the final inventory and not constituting Excluded Liabilities.

d.    Specified Employee Liabilities: Those employee-related liabilities, if any, expressly identified on Schedule 3.1(d).

e.    Secured Creditor Debt: The Parties acknowledge that the debt payable to the Secured Creditor, as set forth on Schedule 4.1(a) (the “Surviving Secured Debt”), will be in the total principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000). The Surviving Secured Debt will: (i) accrue interest at the rate of Nine Percent (9%) per annum, payable monthly in arrears; (ii) have a maturity date of two (2) years from the date of issuance; and (iii) be the sole obligation of the Acquisition Sub and/or the Buyer (and not the Assignors, the Assignee or the Assignment estates). The Surviving Secured Debt will be set forth by a Senior Secured Promissory Note issued by the Acquisition Sub, to the Secured Creditor and a Senior Security Agreement between the Secured Creditor and the Acquisition Sub, each substantially in the form attached hereto as Exhibit E.

Section 3.2      No Other Assumption. Except for the Assumed Liabilities expressly described in Section 3.1, the Buyer and Acquisition Sub do not assume, and shall not be responsible for, any other liabilities or obligations of the Assignors, the Assignee, Twinlab, or any of their respective Affiliates.

Section 3.3      Excluded Liabilities. The Buyer and Acquisition Sub are not assuming, and shall not be deemed to have assumed, any liabilities or obligations of the Assignee, Twinlab, the Assignors, or any of their respective Affiliates, other than the Assumed Liabilities. Without limiting the generality of the foregoing, the following liabilities and obligations (collectively, the “Excluded Liabilities”) are expressly excluded from the Assumed Liabilities:

a.    Pre-Closing Contract Liabilities: Any liabilities or obligations under any Contract (including any Assigned Contract) to the extent relating to periods prior to the Closing Date, including any liabilities arising from or relating to any breach, default, violation, penalty, or failure to perform occurring or claimed to have occurred prior to the Closing Date.

b.    Indebtedness: Any Indebtedness of the Assignee, Twinlab, or the Assignors, including any guarantees thereof and any accrued and unpaid interest, prepayment penalties, or other amounts related thereto, other than the Surviving Secured Debt.

c.    Litigation and Claims: Any liabilities or obligations in respect of any pending or threatened litigation, arbitration, investigation, or other proceeding involving the Assignee, Twinlab, the Assignors, or the Business, to the extent arising out of events or circumstances occurring prior to the Closing Date.

d.    Taxes: Any Taxes of the Assignee, Twinlab, or the Assignors or relating to the Acquired Assets or the Business for any taxable period (or portion thereof) ending on or prior to the Closing Date, and any Taxes imposed with respect to the transactions contemplated hereby to the extent allocated to the Assignee, Twinlab, or the Assignors under Article X.

e.    Employee and Benefit Liabilities: Any liabilities or obligations relating to any current or former employees, independent contractors, officers, or directors of the Assignors, including: (a) any liabilities under any pension, retirement, savings, profit-sharing, health, welfare, equity, incentive, bonus, severance, termination, retention, or other employee benefit plan, program, or arrangement; (b) any liabilities arising under the Worker Adjustment and Retraining Notification Act or any similar Law; and (c) any liabilities for wages, salaries, bonuses, commissions, or other compensation or benefits accrued or earned on or before the Closing Date, except to the limited extent expressly assumed under Schedule 3.1(d).

f.    Environmental Liabilities: Any liabilities or obligations arising under Environmental Laws or relating to hazardous materials, to the extent arising from or relating to: (a) any condition or event occurring on or prior to the Closing Date; or (b) the operation of the Business by the Assignors or their predecessors.

g.    Product Liability and Warranty Claims: Any liabilities or obligations arising from or relating to: (a) any product manufactured, distributed, or sold by the Assignors prior to the Closing Date, including any product liability, personal injury, property damage, or similar Claims; or (b) any product warranties (express or implied) with respect to products manufactured, distributed, or sold by the Assignors prior to the Closing Date, except as expressly assumed in writing by the Buyer on Schedule 3.3(g).

h.    Professional Fees: Any fees, costs, and expenses of attorneys, accountants, financial advisors, brokers, investment bankers, and other professional advisors incurred by or on behalf of the Assignee, Twinlab, or the Assignors in connection with the ABC, the Auction, or the negotiation and consummation of this Agreement and the transactions contemplated hereby, including any such fees and expenses of the Secured Creditor (except as may be otherwise expressly provided herein).

i.      Obligations to Secured Creditor and Other Creditors: Any obligations of the Assignors or Twinlab to the Secured Creditor or any other creditors, including any obligations arising under credit documents, security agreements, guarantees, or similar instruments, all of which shall be satisfied solely from the proceeds of the ABC estate, including the Purchase Price; provided, however that this Section 3.3(i) shall not include the obligations of the Buyer as set forth in Section 4.1(a).

j.      Excluded Assets: Any liabilities or obligations relating to the Excluded Assets.

k.    Other Retained Liabilities: Any other liabilities or obligations of the Assignee, Twinlab, or the Assignors that are not expressly included in the definition of Assumed Liabilities.

ARTICLE IV

PURCHASE PRICE AND PAYMENT

Section 4.1      Aggregate Consideration. The aggregate consideration for the sale, assignment, transfer, and conveyance of the Acquired Assets by the Assignee to the Acquisition Sub (the “Purchase Price”) shall be an amount equal to Three Million Nine Hundred Seventy-Nine Thousand Eight Hundred and Five Dollars ($3,979,805), (subject to adjustment for the “Additional Target Percentage Shares” as defined below) consisting of the following components:

a.    Assumption of Certain Secured Creditor Debt and Waiver of Certain Secured Creditor Debt: The Acquisition Sub shall assume the debt of the Secured Creditor as set forth on Schedule 4.1(a) (including the Surviving Secured Debt to be assumed by the Acquisition Sub), which shall constitute an Assumed Liability pursuant to Section 3.1(e), and Secured Creditor and each of its Affiliates shall waive and forgive any and all of the debt of the Secured Creditor or any of its Affiliates payable by the Assignors and/or the Assignment estate to the Secured Creditor or any of its Affiliates, including as set forth on Schedule 4.1(a) (the “Debt Assumption and Forgiveness”). For the avoidance of doubt, the Debt Assumption and Forgiveness described in this section shall mean that each of the Assignors and each of the Assignment estates shall have no further debt or other obligation of any type, secured or unsecured, owed to Secured Creditor or any of its Affiliates, and neither Secured Creditor nor any of its Affiliates will submit or file a proof of claim against any of the Assignors’ Assignment estates or otherwise seek payment from any of the Assignors’ Assignment estates.

b.    Common Stock Consideration: The Buyer shall issue and tender to the Secured Creditor 2,229,805 shares of Buyer Common Stock (the “Common Stock Consideration”) equal to 19.9% of the outstanding shares of Buyer Common Stock as of the Execution Date (the “Consideration Target Percentage”), valued for the purposes of this Agreement at $1.00 per share; provided, however, that if the total outstanding shares of Buyer increase prior to the Closing, the Common Stock Consideration will be increased to meet the Consideration Target Percentage at the Closing (the “Additional Target Percentage Shares”). At the Closing, the Buyer shall issue the Common Stock Consideration in the name of the Secured Creditor, free and clear of all Encumbrances (other than restrictions arising under the Securities Laws and the organizational documents of the Buyer), in accordance with applicable Law; provided, however, that such issuance shall be subject to the approval of holders of a majority of Buyer Common Stock present or represented and entitled to vote at a duly convened meeting of stockholders, in the event required under the NYSE American Company Guide and the Securities Laws for any issuance exceeding 20% of the issued and outstanding shares of Buyer Common Stock.

c.    [Reserved.]

d.    Assumption of Assumed Liabilities: As additional consideration for the Acquired Assets, at the Closing, the Acquisition Sub shall assume the Assumed Liabilities in accordance with Article III of this Agreement.

Section 4.2       [Reserved.]

Section 4.3      Deposit. Notwithstanding any provision of this Agreement to the contrary, the Buyer shall not be required to deliver a deposit in connection with this Agreement. The Parties acknowledge and agree that the Buyer has expended substantial resources, time, and effort in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, and that such expenditures constitute adequate consideration in lieu of any cash deposit.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1      [Reserved.]

Section 5.2      Representations and Warranties of the Buyer. The Buyer represents and warrants to the Assignee, Twinlab, the Assignors, and the Secured Creditor as follows:

a.    Organization and Good Standing: The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina. The Buyer has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. The Acquisition Sub is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and wholly owned by the Buyer.

b.    Authorization and Enforceability: The Buyer has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each other Transaction Document to which the Buyer is a party constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and general principles of equity.

c.    No Conflicts; Consents: Except as set forth on Schedule 5.2(c), the execution, delivery, and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or violate the Buyer’s organizational documents; (b) conflict with, violate, or result in a breach of any Law applicable to the Buyer or any of its properties; or (c) require any consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, other than (i) filings with the SEC related to the issuance of the Common Stock Consideration, (ii) compliance with any NYSE American continued listing requirements in connection with the issuance of the Additional Target Percentage Shares, and (iii) such other consents or approvals that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

d.    Capitalization; Valid Issuance: As of August 13, 2026, the approximate amount of authorized and outstanding capital stock of the Buyer is as set forth in the Buyer SEC Documents (as defined below). All outstanding shares of capital stock of the Buyer have been duly authorized and validly issued and are fully paid and non-assessable. The shares of Buyer Common Stock constituting the Common Stock Consideration, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and will be issued in compliance with applicable Securities Laws and the rules of the NYSE American, subject to the accuracy of the representations and warranties of Twinlab and the Assignors under Section 5.3.

e.    Buyer SEC Documents; Financial Statements: The Buyer has filed or furnished all reports, schedules, forms, statements, and other documents required to be filed or furnished by it with the SEC under the Securities Laws since January 1, 2024 (collectively the “Buyer SEC Documents”). As of their respective filing dates (or, if amended prior to the Execution Date, as of the date of the last such amendment), the Buyer SEC Documents complied in all material respects with the requirements of the Securities Laws applicable thereto, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein. The financial statements (including all related notes and schedules) included in the Buyer SEC Documents fairly present in all material respects the financial condition and results of operations of the Buyer as of the dates and for the periods indicated, in conformity with GAAP consistently applied.

f.     No Undisclosed Liabilities: The Buyer does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, except for liabilities or obligations: (a) disclosed in the Buyer SEC Documents; or (b) incurred in the ordinary course of business since the date of the Buyer’s most recent balance sheet included in the Buyer SEC Documents.

g.    Financing: The Buyer has, and at the Closing will have, sufficient cash on hand, available lines of credit, or other sources of immediately available funds to: (a) make all other cash payments required to be made by the Buyer at the Closing pursuant to this Agreement; and (b) pay all fees and expenses of the Buyer in connection with the transactions contemplated hereby. The Buyer’s obligations hereunder are not subject to any financing contingency.

h.    No Brokers: The Buyer has not employed or retained any broker, finder, financial advisor, or similar intermediary in connection with the transactions contemplated by this Agreement who would be entitled to any broker’s, finder’s, or similar fee or commission from the Assignee, Twinlab, the Assignors, or the ABC estate.

i.      No MNPI; Securities Law Compliance: As of the Execution Date, the Buyer acknowledges that it may be in possession of MNPI regarding Twinlab and the Assignors. The Buyer has implemented and maintains policies and procedures reasonably designed to ensure compliance with applicable Securities Laws, including with respect to the handling and use of MNPI.

j.     Relationships with Twinlab and the Assignors: Neither the Buyer nor any of its Affiliates, nor any of their respective officers, directors, managers, members, or equity holders, (i) is, or within the past three (3) years has been, an officer, director, manager, member, employee, or direct or indirect equity holder of Twinlab or any Assignor, (ii) has any familial, business, or financial relationship with any officer, director, manager, member, or direct or indirect equity holder of Twinlab or any Assignor, or (iii) is otherwise an insider or affiliate of Twinlab or any Assignor. The Buyer acknowledges that the Assignee and the ABC Court are relying on this representation in connection with the sale of the Acquired Assets, including in connection with any determination that the Buyer is a good faith purchaser.

Section 5.3      Representations and Warranties of Twinlab and Assignors. Twinlab and each Assignor, jointly and severally, represent and warrant to the Buyer as follows, it being acknowledged that the Assignee is relying on these representations in entering into this Agreement but is not independently verifying them:

a.    Organization and Good Standing: Twinlab and each Assignor are each a corporation, limited liability company, or other entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization. Each Assignor has all requisite power and authority to own, lease, and operate its properties and to carry on the Business as presently conducted.

b.    Authorization and Enforceability: Twinlab and each Assignor have all requisite power and authority to execute, deliver, and perform this Agreement and the other Transaction Documents to which they are a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Twinlab and each Assignor of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other organizational action. This Agreement and each other Transaction Document to which Twinlab or any Assignor is a party constitutes a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally and general principles of equity.

c.    No Conflicts; Consents: The execution, delivery, and performance by Twinlab and each Assignor of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or violate their respective organizational documents; (b) conflict with, violate, or result in a breach of any Law applicable to any of them or any of their respective properties; (c) conflict with, violate, result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, modification, acceleration, or cancellation of, any Contract to which any of them is a party or by which any of the Acquired Assets is bound; or (d) result in the creation of any Encumbrance on any of the Acquired Assets, other than Permitted Encumbrances, in each case except as set forth on Schedule 5.3(c) or as would not reasonably be expected to have a Material Adverse Effect.

d.    Title to Assets; Sufficiency: Immediately prior to giving effect to the General Assignment, the Assignors owned, and as of the Execution Date, the Assignee holds, all right, title, and interest in and to the Acquired Assets. The Acquired Assets (together with the rights granted under the Assigned Contracts and Permits) constitute all of the material assets and properties necessary to operate the Business in all material respects as currently conducted.

e.    Financial Statements: Attached as Schedule 5.3(e) are copies of the unaudited balance sheets of the Assignors relating to the Business as of August 25, 2026 and the related unaudited statements of income for the fiscal years then ended (collectively the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and subject to the absence of footnotes and year-end adjustments) and fairly present in all material respects the financial condition and results of operations of the Business as of the dates and for the periods indicated.

f.     Absence of Certain Changes: Since August 25, 2026: (a) the Business has been conducted in the ordinary course consistent with past practice, subject to the ABC; and (b) there has not been any change, event, or occurrence that has had, or would reasonably be expected to have, a Material Adverse Effect, other than the commencement of the ABC.

g.    Compliance with Law; Permits: The operation of the Business and the ownership and use of the Acquired Assets by the Assignors have complied in all material respects with all applicable Laws, including Laws relating to product safety, labeling, advertising, health and nutrition claims, and manufacturing practices. The Assignors hold all Permits required to operate the Business as presently conducted, all of which are listed on Schedule 2.1(c), and such Permits are in full force and effect. No written notice of violation, suspension, or revocation of any such Permit has been received.

h.    Litigation: Except as set forth on Schedule 5.3(h), there are no actions, suits, proceedings, claims, arbitrations, or investigations pending or, to the knowledge of Twinlab and the Assignors, threatened against or affecting the Business, the Acquired Assets, or any Assignor that, if adversely determined, would reasonably be expected to have a Material Adverse Effect or to impair the ability of Twinlab, the Assignors, or the Assignee to consummate the transactions contemplated hereby.

i.     Material Contracts: Schedule 2.1(b) sets forth a true, correct, and complete list of all Assigned Contracts that are material to the operation of the Business. Each such Assigned Contract is valid and binding on the applicable Assignor and, to the knowledge of Twinlab and the Assignors, on the other parties thereto, and is in full force and effect, except as limited by applicable bankruptcy, insolvency, or similar Laws and general principles of equity. No Assignor is in material breach or default under any such Assigned Contract, and, to the knowledge of Twinlab and the Assignors, no other party is in material breach or default thereunder.

j.     Intellectual Property: Schedule 2.1(a) sets forth a true, correct, and complete list of all material owned Intellectual Property used in the Business. The Assignors exclusively own, or have valid rights to use, all Intellectual Property used in the Business, free and clear of all Encumbrances (other than Permitted Encumbrances). To the knowledge of Twinlab and the Assignors: (a) the conduct of the Business as presently conducted does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party; (b) no third party is infringing, misappropriating, or otherwise violating any owned Intellectual Property; and (c) there are no pending or threatened claims alleging any of the foregoing.

k.    Real Property: The Assignors do not own any real property. Schedule 5.3(k) sets forth a true, correct, and complete list of all real property leases, subleases, licenses, or other agreements pursuant to which any Assignor occupies or uses real property (the “Real Property Leases”). Each Real Property Lease is valid and binding and in full force and effect, and no Assignor is in material breach or default thereunder.

l.     Privacy and Data Security: The Assignors have complied in all material respects with all applicable Privacy Laws and their publicly posted privacy policies with respect to the collection, use, storage, disclosure, and protection of personal information. The Assignors have implemented commercially reasonable measures designed to protect personal information and other confidential data in their possession or control from unauthorized access, use, disclosure, or modification.

m.   Employee; Labor Matters: Schedule 5.3(m) sets forth a list of all employees of the Business and their current base salary or wage rates, bonus or commission opportunities, and other material benefits. There are no collective bargaining agreements covering any employees of the Business. There are no material labor strikes, work stoppages, or other labor disputes pending or, to the knowledge of Twinlab and the Assignors, threatened with respect to the Business.

n.    Taxes: All Tax Returns required to be filed by or with respect to the Assignors in relation to the Business or the Acquired Assets have been timely filed, and all Taxes shown as due on such Tax Returns have been timely paid, except for Taxes being contested in good faith for which adequate reserves have been established. There are no pending or threatened audits or other proceedings by any taxing authority with respect to the Business or the Acquired Assets.

o.    Brokers and Finders: No broker, finder, investment banker, or similar intermediary is entitled to any fee or commission from the Buyer, the Assignee, Twinlab, or the Assignors in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Twinlab or the Assignors.

p.    No MNPI; Securities Law Compliance: As of the Execution Date, each of Twinlab and the Assignors acknowledges that it may be in possession of MNPI regarding the Buyer. Twinlab has implemented and maintains policies and procedures reasonably designed to ensure compliance with applicable Securities Laws, including with respect to the handling and use of MNPI.

q.    Relationships with the Buyer: None of Twinlab, the Assignors, or any of their respective Affiliates, officers, directors, managers, members, or equity holders: (i) is, or within the past three (3) years has been, an officer, director, manager, member, employee, or direct or indirect equity holder of the Buyer or any of its Affiliates; (ii) has any familial, business, or financial relationship with any officer, director, manager, member, or direct or indirect equity holder of the Buyer or any of its Affiliates; or (iii) is otherwise an insider or affiliate of the Buyer. Twinlab and each Assignor acknowledge that the Assignee and the ABC Court are relying on this representation in connection with the sale of the Acquired Assets, including in connection with any determination that the Buyer is a good faith purchaser.

r.     No Other Representations: Except for the representations and warranties contained in this Section 5.3 (as modified by the Seller Disclosure Schedules), none of Twinlab, the Assignors, or any of their respective Affiliates makes or has made any other express or implied representation or warranty, at law or in equity, including with respect to any projections, forecasts, or other forward-looking information regarding the Business or the Acquired Assets.

Section 5.4      As Is, Where Is Sale; Disclaimer. THE BUYER ACKNOWLEDGES AND AGREES THAT THE SALE OF THE ACQUIRED ASSETS IS ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY THE ASSIGNEE OR ANY OF HIS PROFESSIONALS, AGENTS, OR REPRESENTATIVES, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, OR AS TO THE VALUE, CONDITION, EXISTENCE, OR QUALITY OF THE ACQUIRED ASSETS OR THE BUSINESS, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

COVENANTS

Section 6.1      Conduct of Business Prior to Closing. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, except: (a) as set forth on Schedule 6.1; (b) as required by the ABC Statute, the General Assignment, or any Order of the ABC Court; (c) as otherwise required by Law; or (d) as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Twinlab shall cause the Assignors to:

a.    Ordinary Course: Operate the Business in all material respects in the ordinary course consistent with past practice, taking into account the commencement of the ABC and the Assignee’s role and duties under the ABC Statute.

b.    Preservation of Business: Use commercially reasonable efforts to preserve intact the Business and the Acquired Assets and to maintain existing relations and goodwill with customers, suppliers, licensors, employees, Governmental Authorities, and other business relationships having material business dealings with the Business.

c.    Negative Covenants: Not, without the prior written consent of the Buyer, take any action that would: (i) sell, assign, transfer, lease, license, or otherwise dispose of any material Acquired Asset, other than Inventory sales in the ordinary course of business consistent with past practice; (ii) enter into, amend, renew, terminate, or waive any material rights under any Assigned Contract, other than in the ordinary course of business consistent with past practice; (iii) incur any material Indebtedness (other than trade payables incurred in the ordinary course of business), grant any Encumbrance on any Acquired Asset (other than Permitted Encumbrances), or settle any material litigation involving the Business or the Acquired Assets; (iv) make any change in accounting methods, principles, or practices with respect to the Business, except as required by GAAP or applicable Law; or (v) agree in writing or otherwise to take any of the foregoing actions.

Section 6.2      Access; Information.

a.     Access: From the Execution Date until the earlier of the Closing or the termination of this Agreement, Twinlab and the Assignors shall, and, as necessary, shall permit the Assignee to, afford the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable advance notice, to the properties, Books and Records, Contracts, and other information relating to the Business and the Acquired Assets, and shall furnish to the Buyer such financial, operating, and other data and information relating to the Business and the Acquired Assets as the Buyer may reasonably request, in each case subject to applicable Law and any confidentiality obligations owed to third parties.

b.    Confidentiality: All information provided to the Buyer or its Representatives pursuant to this Section 6.2 shall be treated as confidential information and shall be subject to the terms of any existing confidentiality agreement between the Buyer and Twinlab (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

Section 6.3      Efforts; Regulatory Approvals.

a.    Reasonable Efforts: Subject to the terms and conditions of this Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable, including to obtain all required consents, Permits, and approvals of Governmental Authorities and third parties, provided, however, that the Assignee shall not be required to expend any funds of the Assignment estate in complying with this paragraph.

b.    Regulatory Filings: Each Party shall make or cause to be made all filings and submissions required to be made by it under applicable Law, including any notices or filings required under antitrust or competition Laws, if applicable, and shall cooperate in good faith with the other Parties in connection with any such filings.

c.    ABC Court Approvals: Since the ABC Court’s approval is required for the sale of the Acquired Assets, the Assignee, with the cooperation of Twinlab, the Assignors, and the Buyer, shall promptly prepare, file, and prosecute in good faith any motions, petitions, or applications necessary to obtain the Sale Order, which the Assignee shall request include the findings described in Section 8.9. In the event the ABC Court determines that it must conduct a public auction of the sale of the Acquired Assets, the Assignee, with the cooperation of Twinlab, the Assignors, and the Buyer, shall promptly prepare, file, and prosecute in good faith any motions, petitions, or applications necessary to seek the implementation of the stalking horse protections contemplated by Article VIII.

Section 6.4      [Reserved.]

Section 6.5      Notices to Counterparties; Contract Management. Twinlab and the Assignors shall, in consultation with the Buyer and the Assignee and subject to Section 7.8:

a.    Identification of Contracts: Prior to execution of this Agreement, cooperate with the Buyer to identify on Schedule 2.1(b) all Assigned Contracts the Buyer intends to acquire, including key customer and supplier contracts, Real Property Leases, and other executory Contracts material to the Business.

b.    Contract Notices: Provide all notices to counterparties to Assigned Contracts required by the terms thereof in connection with the assignment of such Contracts to the Buyer, in a form reasonably acceptable to the Buyer, provided, however, that the Assignee shall not be required to expend any funds of the Assignment estate in complying with this paragraph.

c.    Objection Resolution: Use commercially reasonable efforts to resolve any objections by counterparties to the assumption and assignment of Assigned Contracts, including objections based on change-of-control, anti-assignment, or similar provisions, and to obtain any necessary consents prior to the Closing.

d.    Buyer Consultation Rights: Provide the Buyer with the right to participate in meetings and discussions with counterparties to material Assigned Contracts and to review and approve in advance any material concessions, amendments, or waivers that would affect the Buyer’s rights under such Assigned Contracts after the Closing.

Section 6.6      Transition Services.

a.    Transition Services Agreement: At or prior to the Closing, Twinlab, the Assignors, and the Buyer shall negotiate in good faith and enter into the Transition Services Agreement, pursuant to which Twinlab and/or the Assignors shall provide to the Buyer, for a reasonable transition period following the Closing, certain services reasonably necessary to permit the Buyer to continue the operation of the Business in the ordinary course, including information technology, accounting, human resources, and other back-office services, all on the terms and conditions set forth in Exhibit C.

b.    Cooperation: Following the Closing, Twinlab and the Assignors shall cooperate in good faith with the Buyer to facilitate the orderly transition of the Business to the Buyer, including transferring, to the extent permitted by Law, any telephone numbers, email addresses, domain names, and social media accounts used in the Business, and providing reasonable assistance with respect to any audit, inquiry, or proceeding relating to the pre-Closing operation of the Business.

ARTICLE VII

CLOSING; CONDITIONS TO CLOSING; TERMINATION

Section 7.1     Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures (including electronic signatures pursuant to the ESIGN Act) on the date that is the second Business Day following the satisfaction or valid waiver of all conditions to the obligations of the Parties set forth in Sections 7.5, 7.6, and 7.7 (other than those conditions that by their terms are to be satisfied at the Closing), or on such other date, at such other time, or in such other manner as the Assignee and the Buyer may agree in writing (the “Closing Date”).

Section 7.2      Effective Time. The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date, or such other time as the Parties may agree in writing.

Section 7.3    Deliveries by Assignee, Twinlab, and Assignors. At the Closing, the Assignee, Twinlab, and/or the Assignors, as applicable, shall deliver, or cause to be delivered, to the Buyer and Acquisition Sub the following documents, subject to the approval of the Assignee:

a.    Bill of Sale: A duly executed Bill of Sale, substantially in the form attached hereto as Exhibit A, transferring the Acquired Assets to the Acquisition Sub.

b.    IP Assignment Agreement: A duly executed IP Assignment Agreement, substantially in the form attached hereto as Exhibit B.

c.    Assignment and Assumption Agreement: A duly executed Assignment and Assumption Agreement, effecting the assignment to and assumption by the Buyer of the Assigned Contracts and the Assumed Liabilities, substantially in the form attached hereto as Exhibit D.

d.    Transition Services Agreement: A duly executed Transition Services Agreement, substantially in the form attached hereto as Exhibit C.

e.    Officer’s Certificate: A certificate, dated as of the Closing Date and duly executed by an authorized officer of Twinlab and each Assignor, certifying that the conditions set forth in Sections 7.3 and 7.6 have been satisfied.

f.     Resolutions: Copies of resolutions of the board of directors or other governing body (and, if required, the stockholders or other equity holders) of Twinlab and each Assignor, authorizing and approving the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

g.    Certificates and Consents: Copies of all material consents, waivers, approvals, and authorizations of third parties and Governmental Authorities required in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including those described in Sections 7.6 and 7.7.

h.    Other Documents: Such other instruments of sale, transfer, conveyance, and assignment as the Buyer may reasonably request to vest in the Buyer good and valid title to the Acquired Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 7.4      Deliveries by Buyer.

a.    Debt Assumption: Buyer shall execute reasonable assumption agreements for the Debt Assumption as required by the Secured Creditor and as the Assignee may reasonably request and as mutually agreed upon by the Buyer.

b.    Common Stock Consideration: Evidence reasonably satisfactory to the Assignee that the Buyer has issued the Common Stock Consideration in the name of the Secured Creditor and has caused the appropriate book-entry notations to be made by the Buyer’s transfer agent for the Common Stock Consideration.

c.    Assignment and Assumption Agreement: A duly executed counterpart of the Assignment and Assumption Agreement.

d.    Transition Services Agreement: A duly executed counterpart of the Transition Services Agreement.

e.    Officer’s Certificate: A certificate, dated as of the Closing Date and duly executed by an authorized officer of the Buyer, certifying that the conditions set forth in Sections 7.4 and 7.7 have been satisfied.

f.    Other Documents: Such other instruments and documents as the Assignee may reasonably request in order to effect the transactions contemplated by this Agreement.

Section 7.5      Conditions to Obligations of All Parties. The respective obligations of each of the Parties to consummate the Closing shall be subject to the satisfaction or waiver (to the extent permitted by Law and by the terms of this Agreement) of each of the following conditions:

a.    No Legal Prohibition: No Law or Order shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that is in effect and prohibits, restrains, enjoins, or makes illegal the consummation of the transactions contemplated by this Agreement.

b.    ABC Authorization; Sale Order: The ABC Court shall have entered the Sale Order and the Sale Order shall have become a Final Order (unless waived by Buyer in its sole discretion).

Section 7.6      Additional Conditions to Obligations of Buyer.

a.    Representations and Warranties: (a) The Fundamental Representations of Twinlab and the Assignors shall be true and correct in all material respects as of the Execution Date and as of the Closing Date (except for any such representations that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date); and (b) all other representations and warranties of Twinlab and the Assignors contained in this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers) as of the Execution Date and as of the Closing Date, except where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

b.    Covenants: The Assignee, Twinlab, and the Assignors shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by them on or prior to the Closing Date; provided, however, the Assignee's covenant compliance is measured only against those covenants expressly assigned to the Assignee.

c.    No Material Adverse Effect: Since the Execution Date, there shall not have occurred any event, change, circumstance, development, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

d.    Consents and Approvals: All consents, waivers, approvals, and authorizations of third parties and Governmental Authorities listed on Schedule 7.6(d) shall have been obtained and shall be in full force and effect.

e.    Executory Contracts: The conditions relating to Assigned Contracts set forth in Section 7.8 shall have been satisfied or waived by the Buyer in accordance with that Section.

f.     Delivery of Closing Deliverables: The Assignee, Twinlab, and the Assignors shall have delivered or caused to be delivered to the Buyer all of the items set forth in Section 7.3.

Section 7.7      Additional Conditions to Obligations of Assignee, Twinlab and Assignors. The obligations of the Assignee, Twinlab, and the Assignors to consummate the Closing shall be subject to the satisfaction or waiver (by the Assignee, after consultation with the Secured Creditor) of each of the following additional conditions:

a.    Representations and Warranties: (a) The Fundamental Representations of the Buyer shall be true and correct in all material respects as of the Execution Date and as of the Closing Date (except for any such representations that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date); and (b) all other representations and warranties of the Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality qualifiers) as of the Execution Date and as of the Closing Date, except where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby.

b.    Covenants: The Buyer shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

c.    Delivery of Closing Deliverables: The Buyer shall have delivered or caused to be delivered to the Assignee all of the items set forth in Section 7.4.

Section 7.8      Executory Contracts; Third Party Consents.

a.    Identification of Assigned Contracts: Prior to execution of this Agreement, the Buyer, in consultation with the Assignee, Twinlab, and the Assignors, shall have identified on Schedule 2.1(b) all executory Contracts it intends to acquire as Assigned Contracts at the Closing.

b.    [Reserved.]

c.    [Reserved.]

d.    Evidence of Assignability: The Buyer shall have received evidence reasonably satisfactory to it that each such Assigned Contract may be assumed and assigned to the Buyer without triggering default, material adverse effect, or termination rights, including the receipt of any necessary consents or waivers.

e.    Buyer’s Election: If the conditions in this Section 7.8 cannot be satisfied with respect to any Assigned Contract identified on Schedule 2.1(b), the Buyer may elect, in its sole discretion and without affecting its other obligations hereunder (except as expressly provided in this Section), to: (i) treat such failure as a failure of a closing condition under Section 7.6(e) and (ii) terminate this Agreement pursuant to Section 7.9(c)(i).

Section 7.9      Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

a.    Mutual Consent: By mutual written consent of the Buyer and the Assignee (after consultation with the Secured Creditor).

b.    Termination by Either Party: By either the Buyer or the Assignee (after consultation with the Secured Creditor), upon written notice to the other Party, if:

i.	Outside Date. The Closing has not occurred on or before two business days after the order approving the sale becomes a Final Order ((the “Termination Date” or the “Drop-Dead Date”), provided that the right to terminate this Agreement under this Section 7.9(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

ii.	Legal Prohibition. Any Law or Order is enacted, entered, promulgated, or enforced by any Governmental Authority that is in effect and permanently prohibits, restrains, enjoins, or makes illegal the consummation of the transactions contemplated by this Agreement, and such Law or Order has become Final; or

iii.	ABC Court Denial. The ABC Court enters a Final Order denying approval of the Sale Order to Buyer in a manner that would reasonably be expected to preclude consummation of the transactions contemplated hereby, and such denial is not cured by a revised order within thirty (30) days.

c.    Termination by Buyer: By the Buyer, upon written notice to the Assignee, if:

i.	any of the conditions set forth in Section 7.6 has become incapable of satisfaction on or before the Termination Date (and has not been waived by the Buyer), provided that the Buyer is not then in material breach of its obligations under this Agreement; or

ii.	there is a material breach of any covenant, representation, or warranty of the Assignee, Twinlab, or any Assignor in this Agreement, which breach (A) would give rise to the failure of any of the conditions set forth in Section 7.6 and (B) cannot be cured, or is not cured, within ten (10) Business Days after the Assignee’s receipt of written notice from the Buyer describing such breach in reasonable detail.

d.    Termination by Assignee: By the Assignee (after consultation with the Secured Creditor), upon written notice to the Buyer, if:

i.	any of the conditions set forth in Section 7.7 has become incapable of satisfaction on or before the Termination Date (and has not been waived by the Assignee), provided that the Assignee, Twinlab, and the Assignors are not then in material breach of their obligations under this Agreement; or

ii.	there is a material breach of any covenant, representation, or warranty of the Buyer, Twinlab, or the Assignors in this Agreement, which breach (A) would give rise to the failure of any of the conditions set forth in Section 7.7, and (B) cannot be cured, or is not cured, within ten (10) Business Days after the Buyer’s receipt of written notice from the Assignee describing such breach in reasonable detail.

e.    [Reserved.]

Section 7.10    Effect of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

a.    General: In the event of termination of this Agreement by any Party as provided in Section 7.9, this Agreement shall forthwith become void and have no further force and effect, and there shall be no liability or obligation on the part of any Party or any of its Affiliates, officers, directors, employees, or agents, except: (i) for the rights and obligations of the Parties under Article IX (solely as it relates to breaches occurring prior to termination), Section 9.6, Section 11.11 and Article XII, all of which shall survive such termination; (ii) the rights of the Buyer and obligations of the other Party under Section 8.3 and Section 8.4; and (iii) that nothing herein shall relieve any Party from liability for any intentional fraud or any willful or intentional material breach of this Agreement occurring prior to such termination.

b.    Remedies: The termination of this Agreement shall not limit or otherwise affect any other rights or remedies of any Party available at law or in equity with respect to any breach of this Agreement occurring prior to such termination.

ARTICLE VIII

STALKING HORSE PROTECTIONS; BIDDING PROCEDURES

Section 8.1      General Framework.

a.    Purpose: The Parties recognize that the Buyer has expended, and will continue to expend, substantial time, effort, and resources in connection with the negotiation, execution, and performance of this Agreement, has provided a binding offer that has created a floor for competitive bidding, and has thereby materially contributed to the preservation and maximization of value for the ABC estate and its creditors. The stalking horse protections contained in this Article VIII are integral parts of the transactions contemplated by this Agreement, have been negotiated at arm’s length, and are necessary to induce the Buyer to enter into this Agreement.

b.    ABC Court Approval: If the Assignee receives a higher and better offer, or if required by the ABC Court to conduct a public auction, rather than the private sale to Buyer, as contemplated by this Agreement, the Assignee shall seek approval of the stalking horse protections set forth in this Article VIII as part of the Sale Order or a separate bidding procedures order. The Parties agree to support entry of such order and to use reasonable best efforts to obtain the same.

Section 8.2      Qualified Competing Bids and Bidders.

a.    Qualified Competing Bid Requirements: To be deemed a “Qualified Competing Bid,” any competing bid for the Acquired Assets (or any material portion thereof) must, at a minimum: (i) be in writing and received by the Assignee and the Buyer’s counsel by the Bid Deadline specified in Section 8.7; (ii) provide for the purchase of substantially all of the Acquired Assets, or such portion thereof as the Assignee, after consultation with the Secured Creditor and the Buyer, determines is no less favorable, when taken as a whole, than the sale contemplated by this Agreement; (iii) provide a purchase price with a value (as reasonably determined by the Assignee, after consultation with the Secured Creditor and the Buyer) that is at least equal to the sum of (A) the Purchase Price, plus (B) the Breakup Fee, plus (C) the Expense Reimbursement, plus (D) the initial Overbid Increment specified in Section 8.5; (iv) be accompanied by a cash deposit with the Assignee in an amount equal to not less than ten percent (10%) of the proposed cash purchase price, in immediately available funds; (v) contain written evidence of committed financing or other financial capability, reasonably satisfactory to the Assignee (after consultation with the Secured Creditor and the Buyer), demonstrating the ability of such bidder to consummate the proposed transaction on the terms set forth in its bid, including evidence of any necessary equity or debt financing, without any financing contingency; (vi) include an executed asset purchase agreement (together with other transaction documents) that is based on this Agreement and marked to show all proposed changes, including with respect to the identity and scope of acquired assets, assumed liabilities, covenants, and closing conditions; (vii) not be subject to any material contingencies, including any financing, due diligence, internal approval, or regulatory contingencies, other than those that are not materially more onerous than those contained in this Agreement (as determined by the Assignee, after consultation with the Secured Creditor and the Buyer); (viii) provide for a closing date that is not materially later than the anticipated Closing Date under this Agreement, and that demonstrates at least comparable speed and certainty of closing; (ix) include a statement that the bidder agrees to be bound by and to comply with the bidding procedures set forth in this Article VIII, to submit to the jurisdiction of the ABC Court (if applicable), and to waive any right to a jury trial with respect to any disputes relating to the bidding procedures or the Auction; and (x) otherwise be in a form and substance reasonably satisfactory to the Assignee (after consultation with the Secured Creditor and the Buyer).

b.    Qualified Competing Bidder: Any Person that has submitted a Qualified Competing Bid and that the Assignee (after consultation with the Secured Creditor and the Buyer) determines is reasonably likely to be able to consummate the proposed transaction on the terms set forth in its bid shall be deemed a “Qualified Competing Bidder.”

c.    Consultation Rights: The Assignee shall promptly provide the Buyer with copies of any Qualified Competing Bids received (subject to customary redaction for confidential information) and shall consult with the Buyer in determining whether any bid meets the criteria of a Qualified Competing Bid.

Section 8.3      Breakup Fee.

a.    Amount: In consideration of the Buyer’s role as stalking horse and as an inducement for the Buyer to enter into this Agreement, if an Alternative Transaction is consummated and closed with any Person other than the Buyer or its affiliates within six (6) months following the termination of this Agreement, then the Assignee shall pay, or cause to be paid, to the Buyer a breakup fee in an amount equal to four percent (4%) of the Purchase Price (the “Breakup Fee”).

b.    Priority; Treatment: The Breakup Fee shall constitute an actual and necessary administrative expense of the ABC estate, with priority over all other administrative expenses and secured and unsecured claims, including any fees and expenses of professionals of the Assignee or the Secured Creditor (except as may be required by the ABC Statute), and shall be paid out of the proceeds of any Alternative Transaction before any distribution to secured or unsecured creditors or equity holders, unless otherwise ordered by the ABC Court.

c.    Timing of Payment: The Breakup Fee shall be payable concurrently with the closing of any Alternative Transaction.

d.    Survival: The provisions of this Section 8.3 shall survive any termination of this Agreement and any consummation of an Alternative Transaction.

Section 8.4      Expense Reimbursement.

a.    Reimbursement of Expenses: In addition to the Breakup Fee, if an Alternative Transaction is consummated and closed with any Person other than the Buyer or its affiliates within six (6) months following the termination of this Agreement, then the Assignee shall reimburse the Buyer for its reasonable and documented out-of-pocket fees and expenses (including legal, accounting, financial advisory, and consulting fees and expenses) actually incurred by the Buyer in connection with the negotiation, execution, performance, and enforcement of this Agreement and the transactions contemplated hereby, in an aggregate amount not to exceed $300,000.00 (the “Expense Reimbursement”).

b.    Priority; Treatment: The Expense Reimbursement shall constitute an actual and necessary administrative expense of the ABC estate, with priority over all other administrative expenses and secured and unsecured claims, including any fees and expenses of professionals of the Assignee or the Secured Creditor (except as may be required by the ABC Statute), and shall be paid out of the proceeds of any Alternative Transaction before any distribution to secured or unsecured creditors or equity holders, unless otherwise ordered by the ABC Court.

c.    Timing of Payment: The Expense Reimbursement shall be payable (a) concurrently with payment of the Breakup Fee pursuant to Section 8.3, or (b) if no Breakup Fee is payable but an Alternative Transaction is consummated and closed, concurrently with the closing of such Alternative Transaction.

d.    No Double Recovery: The Buyer shall not be entitled to recover duplicative amounts pursuant to this Section 8.4 and any other provision of this Agreement, and any amounts reimbursed as Expense Reimbursement shall be netted against any damages otherwise recoverable by the Buyer for breach of this Agreement, to the extent permitted by Law.

e.    Survival: The provisions of this Section 8.4 shall survive any termination of this Agreement and any consummation of an Alternative Transaction.

Section 8.5      Overbid Increments; Auction Procedures.

a.    Initial Overbid Increment: Any initial Qualified Competing Bid must include a purchase price that exceeds the aggregate value of the Purchase Price (including the value of the Common Stock Consideration, as reasonably determined by the Assignee after consultation with the Secured Creditor and the Buyer), plus the Breakup Fee, plus the Expense Reimbursement, by an amount not less than $375,000.

b.    Subsequent Overbid Increments: After the initial overbid, any subsequent overbids at the Auction must be in minimum increments of $125,000 (each, an “Overbid Increment”), or such other amount as the Assignee may announce at the Auction after consultation with the Buyer and the Secured Creditor.

c.    Auction Procedures: If the Assignee receives one or more Qualified Competing Bids prior to the Bid Deadline, the Assignee shall conduct the Auction at the time and place set forth in Section 8.7, in accordance with the following procedures: (i) only the Buyer and Qualified Competing Bidders may participate in the Auction, and only such Persons may submit overbids; (ii) the Assignee shall announce at the outset of the Auction the then-current best bid (which may be the Buyer’s bid under this Agreement) and the applicable Overbid Increment; (iii) bidding shall proceed in rounds, with the Buyer and each Qualified Competing Bidder having the opportunity, in each round, to submit an overbid that complies with the Overbid Increment and other requirements set forth herein; (iv) the Assignee shall, after consultation with the Buyer and the Secured Creditor, determine which bid constitutes the highest and otherwise best bid (as described in Section 8.6) at the conclusion of each round; and (v) the Auction shall conclude when the Assignee, after consultation with the Buyer and the Secured Creditor, determines that no further overbids will be made and announces the winning bid (the “Winning Bid”) and the backup bid (the “Backup Bid”).

Section 8.6      Highest and Otherwise Best Bid Standard.

a.    Evaluation Factors: In determining which bid constitutes the “highest and otherwise best bid” for the Acquired Assets at the Auction, the Assignee, after consultation with the Secured Creditor and the Buyer, shall consider, in addition to the amount of the Purchase Price, the following non-exclusive factors: (a) the form and value of the consideration, including the relative amount of cash versus non-cash consideration; (b) the likelihood and timing of closing, including any financing contingencies and the status of regulatory approvals; (c) the breadth and scope of the assets and liabilities included in the bid, including the treatment of executory Contracts, cure costs, and assumed liabilities; (d) the extent to which the bid provides for payment or assumption of administrative expenses and priority claims of the ABC estate; (e) the proposed treatment of employees, customers, and suppliers, and the continuity of the Business as a going concern; (f) the absence, presence, or severity of any conditions to closing, including due diligence, internal approvals, or third-party consents; (g) the bidder’s financial wherewithal, experience, and track record in transactions of similar size and complexity; (h) the risk of delay or non-consummation under each bid, including any risks associated with required ABC Court or regulatory approvals; (i) any other factors the Assignee reasonably deems relevant to maximizing the value of the Acquired Assets and the recovery for creditors; (j) in the case of the Buyer’s bid under this Agreement, the value of the Breakup Fee and Expense Reimbursement that would be preserved by selecting the Buyer’s bid as the Winning Bid; and (k) the Debt Assumption and Forgiveness as set forth on Schedule 4.1(a).

b.    Selection of Winning Bid: At the conclusion of the Auction, the Assignee, after consultation with the Secured Creditor and the Buyer, shall select the Winning Bid and the Backup Bid based on the highest and otherwise best bid standard described in this Section 8.6 and shall seek ABC Court approval (if required) of the Winning Bid in the Sale Order. If the Buyer is not selected as the Winning Bidder, the Buyer may elect to serve as the Backup Bidder by written notice to the Assignee and Secured Creditor within five (5) Business Days following the Auction.

Section 8.7      Bid Deadlines; Auction Date; Milestones.

a.    Bid Deadline: The deadline for receipt by the Assignee and the Buyer’s counsel of any Qualified Competing Bid (the “Bid Deadline”) shall be: (i) if no Qualified Competing Bid is received by the commencement of the Sale Hearing, deemed to occur at the commencement of the Sale Hearing; or (ii) if one or more Qualified Competing Bids are received prior to the commencement of the Sale Hearing, 5:00 p.m. Eastern Time on the 30th day after the ABC Court approves the Auction Procedures set forth in this Agreement If no Qualified Competing Bids are received by the commencement of the Sale Hearing, no Auction shall be conducted, and the Sale Hearing considering approval of the sale of the Acquired Assets to the Buyer shall be held pursuant to Section 8.7(c).

b.    Auction Date: If one or more Qualified Competing Bids are received by the Bid Deadline, the Assignee shall conduct the Auction not fewer than five (5) Business Days, and no more than ten (10) Business Days after the Bid Deadline, at a date and time jointly selected by the Assignee, the Secured Creditor, and the Buyer, at the offices of the Assignee or Assignee’s counsel, or such other location (including by remote or virtual means) as the Assignee may designate, in consultation with the Buyer and the Secured Creditor (the “Auction Date”).

c.    Sale Hearing: If no Qualified Competing Bid is received by the Bid Deadline (as defined in Section 8.7(a)), the Sale Hearing shall proceed to consider approval of the sale of the Acquired Assets to the Buyer without an Auction. If an Auction is conducted, the Sale Hearing to consider approval of the Winning Bid and entry of the Sale Order shall be held within ten (10) Business Days of the Auction Date, or as soon thereafter as the ABC Court’s calendar permits.

d.    Closing Milestone: The Closing shall occur no later than ten (10) Business Days after the Sale Order approving the sale becomes a Final Order (unless waived by Buyer in its sole discretion), subject to extension only by mutual written agreement of the Buyer and the Assignee (with the consent of the Secured Creditor), which extended date shall constitute the Drop-Dead Date for all purposes of this Agreement.

e.    Consequences of Delay: The Parties acknowledge that time is of the essence and that failure to meet the foregoing milestones may result in a deterioration of the value of the Acquired Assets. If any of the milestones set forth in this Section 8.7 is not met, the Parties shall confer in good faith promptly to determine whether an extension or modification is feasible and appropriate, taking into account the preservation of value for the ABC estate and the Buyer’s stalking horse protections.

Section 8.8      [Reserved.]

Section 8.9      Sale Order Findings. As a condition to this Agreement, the Sale Procedures Order approving the sale procedures as set forth in this Agreement, and the Sale Order approving the sale, by the ABC Court shall, to the fullest extent permitted by Law, include findings and provisions substantially to the following effect:

a.    Good Faith Purchaser: The Buyer (or the Winning Bidder, as applicable) is a good faith purchaser for value of the Acquired Assets under applicable Law and is entitled to the protections afforded to a good faith purchaser.

b.    No Successor Liability: The Buyer (or the Winning Bidder, as applicable) is not a successor to any Assignor, Twinlab, or the Assignee under any theory of successor or transferee liability, de facto merger, or similar doctrine, and shall not be liable for any Excluded Liabilities.

c.    Free and Clear Sale: The sale of the Acquired Assets to the Buyer (or the Winning Bidder, as applicable) is free and clear of all Encumbrances (other than Permitted Encumbrances), with all such Encumbrances to attach to the proceeds of sale with the same validity, priority, and extent as they had with respect to the Acquired Assets immediately prior to the Closing.

d.    Validity of Transfer: The transfer of the Acquired Assets to the Buyer (or the Winning Bidder, as applicable) is a legal, valid, and effective transfer of such assets.

e.    Stalking Horse Protections: In the event of an ABC Court required public auction, the order approving sales procedures shall find that the Breakup Fee and Expense Reimbursement are: (a) actual and necessary costs and expenses of preserving the ABC estate; (b) reasonable and customary under the circumstances; (c) necessary to induce the Buyer to enter into this Agreement; and (d) entitled to treatment as administrative expenses of the ABC estate, with the priority set forth in Section 8.3 and Section 8.4.

f.    Credit Bid Rights: In the event of an ABC Court required public auction, the order approving sales procedures shall find that the Secured Creditor is entitled to credit bid up to the full amount of its secured claim in any sale of the Acquired Assets, without any cap, bifurcation, or forced cash component, and such credit bid right may be exercised directly or through a designee.

g.    Binding Effect: The Sale Order shall be binding upon and inure to the benefit of the Buyer (or the Winning Bidder, as applicable), the Assignee, Twinlab, the Assignors, the Secured Creditor, all creditors of the ABC estate, and all other parties in interest, and their respective successors and assigns.

h.    [Reserved.]

Section 8.10    Rights and Obligations of Secured Creditor.

a.    Preservation of Credit Bid Rights: In the event the ABC Court orders that an Auction sale be held in lieu of the private sale contemplated by this Agreement, the Secured Creditor shall have the right to credit bid, directly or through one or more designees, including, and as designated by, the Buyer, up to the full amount of its bona fide secured claim against the Assignors, without limitation or cap and without any requirement that any portion of such bid be in cash, subject only to any limitations expressly imposed by the ABC Court under applicable Law.

b.    Partially or Wholly Unsecured Claims: In the event the Secured Creditor’s claims are determined by the ABC Court to be either partially secured or wholly unsecured, the Secured Creditor shall have the right to credit bid only up to the amount the Secured Creditor is able to establish as a bona fide secured claim against the Assignors. Any portion of the Secured Creditor’s claim that is determined to be unsecured shall not be eligible for credit bidding and shall be treated as a general unsecured claim against the ABC estate. In such event, the Secured Creditor shall waive the unsecured portion of debt owed by the Assignors and the value of such debt waiver shall be incorporated into the Buyer’s consideration for any bid submitted at an Auction. For purposes of evaluating the Buyer’s bid, the aggregate value of the Buyer’s bid shall equal the sum of (i) any cash or stock consideration offered by the Buyer, plus (ii) the face amount of the debt waived by the Secured Creditor.

c.    Treatment of Credit Bid: Any credit bid by the Secured Creditor shall be deemed to satisfy, on a dollar-for-dollar basis, the bona fide secured obligations owed to the Secured Creditor in an amount equal to the face amount of the credit bid, and shall be treated for purposes of evaluating bids at the Auction on the same basis as a cash bid of equivalent amount, subject to consideration of non-economic factors under Section 8.6.

d.    Secured Creditor Credit Bid Obligation: In the event the Secured Creditor submits the Winning Bid through the exercise of a credit bid at an Auction, the Buyer reserves all rights to receive the Breakup Fee and Expense Reimbursement payable pursuant to Section 8.3 and Section 8.4 from the Secured Creditor, unless the Secured Creditor enters into an agreement to sell the Acquired Assets to the Buyer for the Surviving Secured Debt and Common Stock Consideration (irrespective of the Buyer’s stock price subsequent to the Execution Date) within thirty (30) days after the Secured Creditor wins a credit bid at an Auction. In no event shall the Buyer be entitled to receive the Breakup Fee or Expense Reimbursement from multiple sources once fully satisfied by one source.

e.    No Impairment: Except as otherwise expressly agreed by the Secured Creditor in this Agreement, nothing in this Agreement or the bidding procedures shall impair or limit the Secured Creditor’s rights under applicable Law or the ABC Statute to protect and enforce its liens and security interests in the Acquired Assets, including any rights to object to the sale or to the treatment of its claims.

f.    Delivery of the Purchase Price to the Secured Creditor, and Waiver of Secured Creditor’s Claims: If the Buyer is approved by the ABC Court through the private sale contemplated by this Agreement, or as the Winning Bidder at any ABC Court ordered Auction, upon and at the Closing of the sale transaction between the Assignee and the Buyer contemplated by this Agreement, the Purchase Price shall be delivered to the Secured Creditor who will in exchange waive any and all claims and liens (both secured and unsecured) against the Assignors, the ABC estates of the Assignors, and the Acquired Assets being purchased by the Buyer; provided, however, that such waiver will be effective at such time as all other material Closing deliverables required by this Agreement have been tendered to the Secured Creditor.

Section 8.11    Additional Procedural Protections.

a.    Consultation Rights: The Assignee shall consult in good faith with the Buyer and the Secured Creditor on all material aspects of the bidding and Auction process, including the determination of Qualified Competing Bids, the conduct of the Auction, and the selection of the Winning Bid and Backup Bid.

b.    Objection Rights: The Buyer and the Secured Creditor shall have the right to appear and be heard at any ABC Court hearing regarding the bidding procedures, the Auction, the Sale Order, or any other matter relating to the transactions contemplated by this Agreement, including the right to object to any proposed modifications to the stalking horse protections set forth in this Article VIII.

c.    Contract Control: Subject to Section 7.8, the Buyer shall have primary input into the identification of Assigned Contracts and the resolution of objections by counterparties thereto, and the Assignee shall not agree to any material amendment, waiver, or modification of any material Assigned Contract that would adversely affect the Buyer’s rights thereunder after the Closing without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

d.    Deviation Approval: The Assignee shall not materially deviate from the bidding procedures and stalking horse protections set forth in this Article VIII without the prior written consent of the Buyer and the Secured Creditor, except as required by the ABC Court or as otherwise set forth in this Article VIII.

ARTICLE IX

INDEMNIFICATION

Section 9.1      Survival of Representations, Warranties and Covenants

a.    Survival Periods: The representations and warranties of the Parties contained in this Agreement shall survive the Closing as follows: (i) the Fundamental Representations shall survive until the date that is eighteen (18) months following the Closing Date; (ii) all other representations and warranties of Twinlab, and the Assignors shall survive until the date that is twelve (12) months following the Closing Date; and (iii) all other representations and warranties of the Buyer and Acquisition Sub shall survive until the date that is twelve (12) months following the Closing Date.

b.    Covenants: All covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed at or after the Closing shall survive in accordance with their respective terms until fully performed.

c.    Claims Before Expiration: Any claim for indemnification under this Article IX that is made in writing and delivered to the Indemnifying Party prior to the expiration of the applicable survival period shall survive until such claim is finally resolved, notwithstanding the expiration of such period.

Section 9.2      Indemnification by Twinlab and Assignors. Subject to the limitations set forth in this Article IX, from and after the Closing, Twinlab and the Assignors, jointly and severally, shall indemnify, defend, and hold harmless the Buyer, Acquisition Sub, and their Affiliates, and their respective officers, directors, employees, and agents (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred by any Buyer Indemnified Party arising out of or resulting from: (i) any breach of any representation or warranty of Twinlab or any Assignor contained in this Agreement; (ii) any breach of any covenant or agreement of Twinlab or any Assignor contained in this Agreement to be performed at or after the Closing; (iii) any Excluded Liabilities; or (iv) the ownership or operation of the Business or the Acquired Assets by the Assignors prior to the Closing Date.

Section 9.3      Indemnification by Buyer. Subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer shall indemnify, defend, and hold harmless the Assignee (in his individual and representative capacities), Twinlab, the Assignors, the Secured Creditor, and their respective Affiliates, and their respective officers, directors, employees, and agents (individually, an “Indemnified Party” and collectively, the “Seller Indemnified Parties”), from and against any and all Losses incurred by any Seller Indemnified Party arising out of or resulting from: (i) any breach of any representation or warranty of the Buyer or Acquisition Sub contained in this Agreement; (ii) any breach of any covenant or agreement of the Buyer or Acquisition Sub contained in this Agreement to be performed at or after the Closing; or (iii) the Assumed Liabilities or the ownership or operation of the Business or the Acquired Assets by the Acquisition Sub from and after the Assignment Date.

Section 9.4      Indemnification Procedures.

a.    Notice of Claim: Any Person seeking indemnification under this Article IX (the “Indemnified Party”), shall give prompt written notice (a “Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”), specifying in reasonable detail the nature and basis of the claim, the amount of the claimed Losses (if then known and quantifiable), and attaching copies of any material written evidence of such claim.

b.    Third Party Claims: If a claim for which indemnification is sought under this Article IX arises out of or relates to a claim or proceeding asserted by a third party (a “Third Party Claim”): (i) the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of the Claim Notice, to assume and control the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided, that the Indemnified Party may participate in such defense with separate counsel at its own expense; (ii) if the Indemnifying Party does not timely elect to assume the defense of such Third-Party Claim, the Indemnified Party may, at the Indemnifying Party’s expense, assume such defense with counsel of its choosing, and the Indemnifying Party shall remain liable for all Losses arising therefrom; (iii) the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless such settlement (A) provides for a full and unconditional release of the Indemnified Party from all liability in respect of such Third-Party Claim and (B) does not impose any injunctive or other non-monetary relief or any admission of liability on the Indemnified Party; and (iv) the Indemnified Party shall not settle any Third-Party Claim for which it seeks indemnification without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed), unless the Indemnifying Party has failed to assume the defense in accordance with this Section 9.4(b).

c.    Direct Claims: Any claim for indemnification that is not a Third-Party Claim shall be asserted by the Indemnified Party by delivering a Claim Notice to the Indemnifying Party, and the Indemnifying Party shall have thirty (30) days after receipt thereof to respond in writing, stating whether it disputes or accepts such claim. If the Indemnifying Party does not respond within such period, it shall be deemed to have accepted the claim, and the Indemnified Party may proceed to recover the claimed Losses.

Section 9.5      Exclusive Remedy. Except (a) for the Parties’ rights to specific performance or other equitable remedies, and (b) in the case of intentional fraud or willful or intentional misconduct, the indemnification provisions set forth in this Article IX shall be the sole and exclusive remedies of the Parties and their respective Affiliates for any breach of this Agreement or otherwise relating to the subject matter of this Agreement.

Section 9.6      Exculpation and Limitation of Liability of Assignee. The Parties acknowledge and agree that the Assignee is entering into this Agreement and performing his obligations hereunder solely in his capacity as the duly appointed assignee for the benefit of creditors of the Assignors pursuant to the General Assignment and the ABC Statute, and not in his individual capacity. The Assignee shall have no personal liability of any kind or nature whatsoever under this Agreement or any Transaction Document, whether arising in contract, tort, strict liability, or otherwise, and no Party shall seek to impose any personal liability on the Assignee in connection with the transactions contemplated hereby. The provisions of this section shall survive the Closing, any termination of this Agreement, and the wind-down and dissolution of the assignment estates, and shall inure to the benefit of the Assignee and his heirs, successors, and assigns.

ARTICLE X

TAX MATTERS

Section 10.1    Transfer Taxes.

a.    Responsibility: Any and all transfer, documentary, sales, use, value added, excise, registration, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the sale and transfer of the Acquired Assets to the Acquisition Sub (collectively, “Transfer Taxes”) shall be borne one hundred percent (100%) by the Buyer and/or Acquisition Sub.

b.    Filing: The Buyer and/or the Acquisition Sub shall be solely responsible for filing any Tax Return with respect to Transfer Taxes and shall do so within the time period prescribed by Law.

Section 10.2    Responsibility for Tax Obligations; Indemnification of the Assignee. Notwithstanding anything to the contrary contained in this Agreement or the General Assignment, as among the Parties, the Buyer, Twinlab, and the Assignors, and not the Assignee or the Assignment estates, shall be solely responsible for any and all Taxes and Tax obligations of whatever kind or nature (including any Transfer Taxes and any obligation to prepare or file any Tax Return) arising out of, relating to, or in connection with this Agreement, the transactions contemplated hereby, the Business, or the Acquired Assets, whether arising before, on, or after the Closing Date. The Assignee shall have no duty, obligation, responsibility, or liability of any kind with respect to any Taxes or Tax Returns. The Buyer shall indemnify, defend and hold harmless the Assignee (in his individual and representative capacities) and the assignment estates from and against any and all Losses arising out of, relating to, or resulting from any Transfer Taxes or other Tax obligations for which the Buyer is responsible under this Agreement. Twinlab and the Assignors, jointly and severally, shall indemnify, defend, and hold harmless the Assignee (in his individual and representative capacities) and the assignment estate from and against any and all Losses arising out of, relating to, or resulting from any Taxes or Tax obligations of Twinlab, the Assignors, or the Business (other than Taxes for which the Buyer is responsible).

ARTICLE XI

SECURITIES LAWS, EXCHANGE MATTERS AND POST CLOSING COVENANTS

Section 11.1    Securities Law Exemptions. The issuance of the Common Stock Consideration to the Secured Creditor pursuant to this Agreement will be made in reliance upon exemptions from the registration requirements of the Securities Act and applicable state securities Laws. In connection therewith:

a.    Status of the Secured Creditor: The Common Stock Consideration shall be issued in reliance on an exemption from registration under the Securities Act, including Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder (or such other exemption as may be applicable). The Secured Creditor represents and warrants to the Buyer that it: (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D; (ii) the Common Stock Consideration is being acquired for the account of the Secured Creditor and not with a view to the distribution thereof in violation of the Securities Act; (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of receiving the Common Stock Consideration; and (iv) acknowledges that the Common Stock Consideration has not been registered under the Securities Act or any state securities laws and may not be offered, sold, or otherwise transferred except in compliance with the registration requirements of the Securities Act and applicable state securities laws or an exemption therefrom.

b.    Resale Limitations: The Secured Creditor acknowledges that the Common Stock Consideration has not been registered under the Securities Act and may not be offered, sold, pledged, or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration requirements.

c.    Legends: The certificates or book-entry notations representing the Common Stock Consideration shall bear appropriate restrictive legends referencing the restrictions on transfer under the Securities Act and applicable state securities Laws, as well as any legends required by the rules of the NYSE American or the organizational documents of the Buyer.

Section 11.2    Form 8-K Filing Obligations.

a.    Form 8-K: Each of the Buyer and Twinlab shall file a Current Report on Form 8-K with the SEC under Item 1.01 (Entry into a Material Definitive Agreement) within four (4) Business Days following the Execution Date, disclosing the execution of this Agreement and the material terms hereof. Each of the Buyer and Twinlab shall file a Current Report on Form 8-K with the SEC under Item 2.01 (Completion of Acquisition or Disposition of Assets) within four (4) Business Days following the Closing Date, disclosing the consummation of the transactions contemplated by this Agreement.

b.    Financial Information: The Buyer shall determine, in consultation with its legal and accounting advisors, whether additional disclosure is required under Item 8.01 (Other Events) or Item 9.01 (Financial Statements and Exhibits) of Form 8-K, including whether audited financial statements of the Business and pro forma financial information are required to be filed with the SEC in connection with the transactions contemplated hereby.

c.    Cooperation: Twinlab and the Assignors shall cooperate with the Buyer and use reasonable efforts to provide, or cause to be provided, to the Buyer such information and documentation as the Buyer may reasonably request in connection with the preparation and filing of any Form 8-K or other SEC filings relating to the transactions contemplated by this Agreement, including providing timely review and comment on any description of the Assignee, Twinlab, the Assignors, the Business, or the Acquired Assets to be included in such filings.

d.    Regulation S-X: The Parties acknowledge that the acquisition of the Acquired Assets may constitute a “significant acquisition” for purposes of Rule 3-05 of Regulation S-X (or, for smaller reporting companies, Rule 8-04 of Regulation S-X) and that the Buyer may be required to file audited historical financial statements of the Business and Article 11 pro forma financial information with the SEC in connection with this transaction. The Buyer shall, promptly following the Execution Date, undertake an analysis (in consultation with its independent registered public accounting firm and legal advisors) to determine whether the acquisition constitutes a “significant acquisition” under the applicable significance tests set forth in Rule 1-02(w) of Regulation S-X and the level of financial statements required. Twinlab and the Assignors shall use reasonable efforts to provide, or cause to be provided, to the Buyer and its independent registered public accounting firm, access to such financial records, books, working papers, and personnel of the Business as are reasonably necessary to enable the Buyer to prepare any required audited historical financial statements and pro forma financial statements. Twinlab and the Assignors shall cooperate in good faith with the Buyer’s independent registered public accounting firm in connection with any audit of such financial statements, including by providing customary management representation letters to the extent Twinlab and the Assignors are able to do so. The Buyer shall reimburse Twinlab, the Assignors, or the Assignee, as applicable, for reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. To the extent any required financial statements are not available at the time of the initial Form 8-K filing under Item 2.01, the Buyer shall file such financial statements by amendment to the Form 8-K within the timeframe permitted by Item 9.01(a)(4) of Form 8-K (currently seventy-one (71) calendar days after the initial filing date).

Section 11.3    Public Announcement Coordination. The Buyer and Twinlab shall issue a joint press release, in form and substance mutually agreed upon by the Parties (the “Announcement”), announcing the execution of this Agreement, promptly following execution hereof and in any event prior to the opening of trading on the next Business Day following the Execution Date. Prior to the issuance of the Announcement, neither the Buyer nor Twinlab shall, and each shall cause its respective representatives not to, issue any press release or make any public statement or disclosure regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as may be required by applicable Law, the rules of any applicable securities exchange, or order of a court or Governmental Authority. In the event that a Party is required by Law or applicable exchange rules to make a disclosure prior to the issuance of the Announcement, such Party shall use reasonable efforts to provide the other Party with advance notice of and an opportunity to review and comment on such disclosure. The Parties acknowledge their respective obligations under Regulation FD and agree to cooperate in ensuring that any disclosures made in connection with this Agreement and the transactions contemplated hereby comply with the requirements of Regulation FD.

Section 11.4    Buyer Stockholder Meeting. Within 270 days following the Closing Date, Buyer shall use commercially reasonable efforts to call, give notice of and hold a meeting of the holders of Buyer Common Stock for the purpose of seeking approval, as required under the NYSE American Company Guide and the Securities Laws for any issuance exceeding 20% of the issued and outstanding shares of Buyer Common Stock, of the issuance of the Common Stock Consideration, including any Additional Target Percentage Shares (the “Buyer Stockholder Meeting”). If such approval is not obtained at the Buyer Stockholder Meeting or if on a date preceding the Buyer Stockholder Meeting, Buyer reasonably believes that (A) it will not receive proxies sufficient to obtain the required Buyer stockholder vote, whether or not quorum would be present or (B) it will not have sufficient shares of Buyer Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholder Meeting, then, in each case, Buyer will use its commercially reasonable efforts to adjourn the Buyer Stockholder Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approval at such time. If the Buyer Stockholder Meeting is not so adjourned, and/or if such approval is not then obtained, Buyer will use its commercially reasonable efforts to obtain such approval as soon as practicable thereafter, and in any event to obtain such approval at the next occurring annual meeting of the stockholders of Buyer or, if such annual meeting is not scheduled to be held within four months after the Buyer Stockholder Meeting, a special meeting of the stockholders of Buyer to be held within four months after the Buyer Stockholder Meeting. Buyer will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Buyer to approve the issuance of the Common Stock Consideration will be solicited and taken, at least once every four months until Buyer obtains such approval. Assignee and the Secured Creditor each acknowledge that, under the NYSE American Company Guide, the Common Stock Consideration will not be entitled to vote on any such approval.

Section 11.5    Registration Rights; and Leak Out Restrictions.

a.    Registration Rights: The Buyer will file a registration statement with the SEC that registers all of the Common Stock Consideration to be issued at Closing not more than nine (9) months from the Closing Date, for the purpose of such shares becoming immediately free trading, without restriction (except as set forth in Section 11.5(c) below) and any restrictions under securities laws for an affiliate of the Buyer). Concurrently with the foregoing obligations, all of the Common Stock Consideration to be issued at Closing will have piggyback registration rights with all other registrations of Buyer Common Stock that have been filed or are effective as of the Closing or are filed or become effective within one (1) year after the Closing Date. The term “piggyback registration rights” means the right for all Buyer Common Stock issued at Closing to be registered alongside any other shares of the Buyer that are registered for sale from time to time with the SEC for offer or sale to the public, including pursuant to any amendment of any existing effective or pending registration as at Closing, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Buyer’s stock option or other employee benefit plans. Notwithstanding the foregoing piggyback registration rights, if the Buyer files a registration statement for an underwritten offering, the managing underwriter may determine in good faith that marketing factors require a limitation of the number of shares of Buyer Common Stock to be underwritten and may exclude some or all of the Common Stock Consideration from such registration statement. Each of the Parties hereby acknowledges and agrees that this Section 11.5(a) will survive Closing until the earlier of (i) three (3) years from the effective date of a registration statement that satisfies the obligations set forth in this Section 11.5(a), or (ii) such date that the Common Stock Consideration becomes eligible for resale pursuant to Rule 144 without restriction (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

b.    [Reserved.]

c.    Leak-Out Restrictions: The Secured Creditor will not, on any Trading Day, publicly sell more than fifty percent (50%) of the average daily trading volume of the Buyer Common Stock for the five (5) Trading Days immediately preceding such Trading Day (the “Volume Limitation”); provided, however, that the Volume Limitation will not apply on any Trading Day in which: (i) the intraday share price exceeds two times (2x) the closing price for the Buyer Common Stock on the prior Trading Day (provided the selling price shall exceed 95% of the prior day closing price); or (ii) the intraday trading volume for the Buyer Common Stock exceeds two times (2x) the average daily trading volume for the prior five (5) Trading Days (collectively with the Volume Limitation, the “Leak-Out Restrictions”). The Buyer acknowledges and agrees that the Leak-Out Restrictions are contractual obligations of the Secured Creditor that will survive termination of this Agreement and continue until such time as the Secured Creditor holds less than five percent (5%) of the total issued and outstanding shares of Buyer Common Stock. The Leak-Out Restrictions will not be reflected as restrictive legends on any securities.

Section 11.6    Non-Solicitation of Employees. For a period of twelve (12) months following the Closing Date (the “Restricted Period”), Twinlab and the Assignors shall not, and shall cause their respective Affiliates not to, directly or indirectly, solicit, recruit, hire, or engage, or attempt to solicit, recruit, hire, or engage, any individual who is an employee of the Buyer (“Buyer’s Employees”), or any employee of Twinlab or the Assignors, as of the Closing Date who accepts employment with the Buyer or Acquisition Sub or any of their Affiliates in connection with the transactions contemplated by this Agreement (a “Transferred Employee”), without the prior written consent of the Buyer; provided, however, that the foregoing restriction shall not apply to: (i) general advertisements or solicitations not specifically targeted at any of Buyer’s Employees or a Transferred Employee, including through the use of employment agencies, job boards, or similar services (so long as such agencies, boards, or services are not specifically directed to target any of Buyer’s Employees or a Transferred Employee); or (ii) any Transferred Employee whose employment or service relationship with the Buyer or its applicable Affiliate has been terminated for at least ninety (90) days.

Section 11.7    Employee Services Agreements. Promptly following the Closing, the Buyer shall offer services agreements to those employees of Twinlab and the Assignors identified on Schedule 11.7, pursuant to which such employees shall provide services to the Buyer and/or Acquisition Sub on terms and conditions mutually acceptable to the Buyer and such employee. The Buyer, Twinlab, and the Assignors shall use best efforts to facilitate and enter into such services agreements.

Section 11.8    Further Assurances. From and after the Closing, each Party shall, at the request of any other Party, execute and deliver such additional documents, instruments, and certificates, and take such further actions, as may be reasonably necessary or desirable to carry out and effectuate the purposes and intent of this Agreement and the transactions contemplated hereby, including to vest in the Buyer good and valid title to the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances; provided, however, that the Assignee shall not be required to expend any funds of the Assignment estate in complying with this paragraph. Each Party shall cooperate with the other Parties in connection with any reasonable request for further assurances hereunder, including, but not limited to, the Buyer undertaking all acts to vest fully in the Secured Creditor all of the rights, titles, and interests in and to the Purchase Price proceeds, including, but not limited to, the Common Stock Consideration, together with the issuance of all documents of transfer, stock powers, ‘Rule 144’ restrictive legend removal legal opinions by Buyer’s (i.e., issuer’s) legal counsel, treasury orders, and letters of direction to transfer agents, each as and when reasonably requested by the Secured Creditor from time to time and at any time as allowed by applicable law.

Section 11.9    Confidentiality. From and after the Closing, Twinlab, the Assignors and the Assignee shall, and shall cause their Affiliates and Representatives to, hold in strict confidence all confidential information relating to the Acquired Assets and the Business (other than information that is required to be disclosed in connection with the administration of the Assignment estates or by applicable Law), and shall not disclose any such information to any Person without the prior written consent of the Buyer, except as may be required by applicable Law, order of a court, or the requirements of the ABC Process (including, with respect to the Assignee, to the ABC Court, creditors, or other parties in interest as required by the Assignee’s duties under the ABC Statute).

Section 11.10  Board Representation. Following the Closing, the Buyer shall use its best efforts to cause (a) at least one (1) member of the Buyer’s board of directors to resign and (b) the remaining members of the Buyer’s board of directors to appoint a person designated by the Secured Creditor to fill such vacancy, subject only to such designee being duly qualified to serve on a NYSE-listed company’s board of directors and otherwise in accordance with the Buyer’s articles of incorporation and bylaws. In the event of a second vacancy on the Buyer’s board of directors, the Secured Creditor shall have the right to present a candidate to the Buyer’s Nomination and Governance committee, and the committee shall put forth best efforts based on the available qualified candidates nominated. The Buyer shall use its best efforts to include one (1) nominee designated by the Secured Creditor on the Buyer’s list of nominees for election to the board of directors at the Buyer’s next two (2) annual meetings of shareholders. The number of members of the Buyer’s board of directors shall not be enlarged without the express prior written consent of the Secured Creditor for so long as the Secured Creditor holds at least five percent (5%) of the total issued and outstanding shares of the Buyer’s Common Stock.

Section 11.11  SEC Obligations; Indemnification of the Assignee. Notwithstanding anything to the contrary contained in this Agreement or the General Assignment, as among the Parties, the Buyer, Twinlab, and the Assignors, and not the Assignee, shall be solely responsible for any and all requirements, obligations, filings, reports, and liabilities arising under the Securities Act, the Exchange Act, or any other federal or state securities Laws, or the rules and regulations of the SEC or of any securities exchange (collectively, the “SEC Obligations”), including any obligation of Twinlab to become and remain current in its reports under the Exchange Act. The Assignee shall have no duty, obligation, responsibility, or liability of any kind with respect to any SEC Obligations. The Buyer shall indemnify, defend, and hold harmless the Assignee (in his individual and representative capacities) and the assignment estates from and against any and all Losses arising out of, relating to, or resulting from any of the Buyer’s SEC Obligations or any failure to satisfy, perform, or comply with any of the Buyer’s SEC Obligations. Twinlab and the Assignors, jointly and severally, shall indemnify, defend, and hold harmless the Assignee (in his individual and representative capacities) and the assignment estates from and against any and all Losses arising out of, relating to, or resulting from any of Twinlab and/or the Assignors’ SEC Obligations or any failure to satisfy, perform, or comply with any of Twinlab and/or the Assignors’ SEC Obligations.

ARTICLE XII

MISCELLANEOUS

Section 12.1    Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) shall be in writing and shall be deemed to have been given and received: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (with written confirmation of receipt); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours on a Business Day (and on the next Business Day if sent after normal business hours or on a day that is not a Business Day); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth below (or to such other address as may be designated by a Party from time to time in accordance with this Section 12.1):

If to the Buyer or Acquisition Sub:

cbdMD, Inc.

2101 Westinghouse Blvd.

Suite A

Charlotte, NC 28273

Attention T. Ronan Kennedy, Chief Executive Officer and Chief Financial Officer

Email: ronan.kennedy@cbdmd.com

with a copy (which shall not constitute notice) to:

Nason, Yeager, Gerson, Harris & Fumero, P.A.

110 E. Broward Blvd., Suite 1010

Fort Lauderdale, FL 33301

Attention: Brian A. Pearlman & Ivan J. Reich

Email: bpearlman@nasonyeager.com & ireich@nasonyeager.com

If to the Assignee:

Philip J. Von Kahle, c/o Michael Moecker & Associates, Inc.

1885 Marina Mile Blvd., Suite 103

Fort Lauderdale, FL 33315

Email: philv@moecker.com

with a copy (which shall not constitute notice) to:

Berger Singerman LLP

1450 Brickell Avenue, Suite 1900

Miami, Florida 33131

Attention: Samuel J. Capuano

Email: scapuano@bergersingerman.com

If to Twinlab or the Assignors:

Twinlab Consolidated Holdings, Inc.

304 Indian Trace

#438

Weston FL 33326-2996

Attention: Anthony Zolezzi

Email: azolezzi@twinlab.com

with a copy (which shall not constitute notice) to:

Schatzman & Schatzman, P.A.

9990 SW 77th Ave, Penthouse 2

Miami, FL 33156

Attention: Jeffrey N. Schatzman

Email: jschatzman@schatzmanlaw.com

If to the Secured Creditor:

Akretive Holdings, LLC

P.O. Box 1447

Franklin, TN 37065

Attention: Patrick E. Ogle

Email: patrick@akretive.com

Section 12.2    Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by the Buyer and the Assignee (with the consent of the Secured Creditor and, to the extent applicable, Twinlab and the Assignors).

Section 12.3    Waivers. No waiver of any provision of this Agreement shall be effective unless set forth in writing (including by email) granting such waiver. No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision, and any waiver shall not be construed as a continuing waiver unless expressly so stated.

Section 12.4   Assignment. No Party may assign this Agreement or any of its rights or obligations hereunder, by operation of Law or otherwise, without the prior written consent of the other Parties; provided, that (a) the Buyer may assign its rights and obligations hereunder to one or more Affiliates, so long as the Buyer remains liable for all of its obligations hereunder; and (b) the Secured Creditor may assign its rights hereunder as collateral to any lender or financing source. Any purported assignment in violation of this Section 12.4 shall be null and void.

Section 12.5  No Third-Party Beneficiaries. Except as expressly provided in Article IX with respect to the Seller Indemnified Parties and Buyer Indemnified Parties, and with respect to the rights of the Secured Creditor under this Agreement, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.6    Governing Law; Jurisdiction; Waiver of Jury Trial.

a.    Governing Law: This Agreement, and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the Laws of any other jurisdiction to apply.

b.    Jurisdiction: Each of the Parties irrevocably agrees that any action, suit, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in (a) the ABC Court, if it has jurisdiction and is then overseeing the ABC, or (b) if the ABC Court does not have or has declined jurisdiction, the state or federal courts located in Broward County, Florida, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such action, suit, or proceeding.

c.    Waiver of Jury Trial: Each Party hereby irrevocably waives, to the fullest extent permitted by Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 12.7    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek specific performance of the terms hereof (including the Buyer’s right to enforce the obligation of the Assignee to consummate the sale of the Acquired Assets upon satisfaction or waiver of all conditions to Closing) and injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement in addition to any other remedy to which such Party is entitled at law or in equity.

Section 12.8    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by email or other electronic transmission (including in portable document format) shall be effective as delivery of a manually executed counterpart. The Parties agree that electronic signatures shall have the same legal effect as original signatures for all purposes under this Agreement and the ESIGN Act.

Section 12.9    Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

Section 12.10  Time of the Essence. Time is of the essence in the performance of each and every obligation under this Agreement.

Section 12.11  Conflicts Between Agreement and Sale Order. To the extent there is any conflict between the terms of this Agreement and the terms of the Sale Order (if applicable), the terms of the Sale Order shall govern; provided that nothing in the Sale Order shall diminish or adversely affect the Buyer’s rights to the Breakup Fee, Expense Reimbursement, or other stalking horse protections as set forth in this Agreement, unless otherwise agreed in writing by the Buyer.

[EXHIBITS AND SCHEDULES FOLLOW]

EXHIBITS AND SCHEDULES

The following Exhibits and Schedules are attached to and incorporated in this Agreement by this reference:

1. Exhibits:

Exhibit A: Form of Bill of Sale

Exhibit B: Form of Intellectual Property Assignment Agreement

Exhibit C: Form of Transition Services Agreement

Exhibit D: Form of Assignment and Assumption Agreement

Exhibit E: Form of Senior Secured Promissory Note and Senior Security Agreement

2. Schedules:

Schedule 2.1(a): Intellectual Property

Schedule 2.1(b): Assigned Contracts

Schedule 2.1(c): Permits

Schedule 2.1(d): Tangible Personal Property

Schedule 2.1(e): Inventory

Schedule 2.1(f): Accounts Receivable

Schedule 2.1(j): Prepaid Items

Schedule 2.1(k): Telephone Numbers, Domain Names, and Social Media Accounts

Schedule 2.1(m): Stock in Subsidiaries

Schedule 2.1(o): Other Assets

Schedule 2.2(g): Insurance Policies (if any) Included in Acquired Assets

Schedule 2.2(h): Excluded Intellectual Property

Schedule 2.2(j): Other Excluded Assets

Schedule 3.1(b): Assumed Trade Payables and Accrued Expenses

Schedule 3.1(d): Specified Employee Liabilities

Schedule 3.3(g): Product Liability and Warranty Claims

Schedule 4.1(a): Debt Assumption and Forgiveness

Schedule 5.2(c): Buyer Conflicts and Required Consents

Schedule 5.3(c): Twinlab and Assignor Conflicts and Required Consents

Schedule 5.3(d): Encumbrances on Acquired Assets

Schedule 5.3(e): Financial Statements

Schedule 5.3(h): Litigation

Schedule 5.3(k): Real Property Leases

Schedule 5.3(m): Employees; Labor Matters

Schedule 6.1: Permitted Pre-Closing Actions

Schedule 7.6(d): Required Consents and Approvals

Schedule 11.7: Service Agreement Employees

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

BUYER:

cbdMD, Inc.

By:	/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy
Title: Chief Executive Officer and Chief Financial Officer

ACQUISITION SUB:

To Be Brands, LLC

By:	/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy
Title: Manager

ASSIGNEE:

Phil Von Kahle, not individually but solely in his capacity as Assignee for the Benefit of Creditors of each of the Assignors

By:	/s/ Philip J. Von Kahle
Name: Philip J. Von Kahle
Title: Assignee for the Benefit of Creditors of each of the Assignors

ASSIGNORS:

Twinlab Consolidated Holdings, Inc., acting through and for each of the Assignors: (i) Twinlab Consolidation Corporation (“TCC”), (ii) Twinlab Holdings, Inc. (“THI”), (iii) Organic Holdings LLC (“OH”)

By:	/s/ Anthony Zolezzi
Name: Anthony Zolezzi
Title: Authorized Representative for each of the Assignors

[SIGNATURES CONTINUE ON NEXT PAGE]

SUBSIDIARIES:

Twinlab Consolidated Holdings, Inc., acting through and for each of the Subsidiaries: (i) ISI Brands Inc. (“ISI”), (ii) Twinlab Corporation (“TC”), (iii) Innovitamin Organics, LLC (“IO”), (iv) Reserve Life Organics, LLC (“RLO”), (v) Resvitale, LLC (“Resvitale”), (vi) Reserve Life Nutrition, LLC (“RLN”), (vii) Cocoawell, LLC (“Cocoawell”), (viii) Re-Body, LLC (“RE-Body”), (ix) Fembody, LLC, (x) Organics Management LLC, (xi) Joie Essance, LLC (“Essance”), (xii) Innovita Specialty Distribution LLC (“ISD”), (xiii) Nutrascience Labs, Inc. (“NL”), and (xiv) Nutrascience Labs IP Corporation (“NLIP”) (collectively, “Subsidiaries”)

By:	/s/ Anthony Zolezzi
Name: Anthony Zolezzi
Title: Authorized Representative for each of the Subsidiaries

SECURED CREDITOR:

Akretive Holdings, LLC

By:	/s/ Patrick E. Ogle
Name: Patrick E. Ogle
Title: Authorized Representative

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